AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is effective as of the 10th day of April 2024 (the "Effective Date"), by and between Energy Fuels Resources (USA) Inc., a Delaware corporation ("EFRI"), Energy Fuels Inc., an Ontario corporation ("EFI") (EFRI and EFI are collectively referred to herein as the "Company") and Mark S. Chalmers ("Employee"). In this Agreement, Employee and the Company are referred to jointly and collectively as the "Parties," and generally and singularly as a "Party."

In consideration of the promises and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

ARTICLE 1
EMPLOYMENT, REPORTING AND DUTIES

1.1. Employment. The Company hereby employs and engages the services of Employee to serve as President and Chief Executive Officer and Employee agrees to diligently and competently serve as and perform the functions of President and Chief Executive Officer for the compensation and benefits stated herein. A copy of Employee's current job description is attached hereto as Exhibit A, and Company and Employee agree and acknowledge that, subject to Section 4.2(b), Company retains the right to reasonably add to, or remove, duties and responsibilities set forth in that job description as business or other operating reasons may arise for changes to occur. It is understood that, as President and Chief Executive Officer, Employee will be appointed an officer of EFI and EFRI under this Agreement, but that Employee's direct employment relationship will be as an employee of EFRI.

1.2. Full-time Service. Excluding any periods of vacation and sick leave to which Employee may be entitled, Employee agrees to devote Employee's full time and energies to the responsibilities with the Company consistent with past practice and shall not, during the Term of this Agreement (defined in Article 3 below), be engaged in any business activity which would interfere with or prevent Employee from carrying out Employee's duties under this Agreement.

ARTICLE 2
COMPENSATION AND RELATED ITEMS

2.1. Compensation. As compensation and consideration for the services to be rendered by Employee under this Agreement, the Company agrees to pay Employee and Employee agrees to accept:

(a) Base Salary and Benefits. A base salary ("Base Salary") of $621,456.00 per annum, less applicable withholdings, which shall be paid in accordance with the Company's standard payroll practices. Employee's Base Salary may be increased from time to time (but not decreased, including after any increase, without Employee's written consent), at the discretion of the Company, and after any such change, Employee's new level of Base Salary shall be Employee's Base Salary for purposes of this Agreement until the effective date of any subsequent change. Employee shall also receive benefits such as health insurance, vacation and other benefits consistent with the then applicable Company benefit plans to the same extent as other employees of the Company with similar position or level. Employee understands and agrees that, subject to Sections 2.1(b) and (c) below, the Company's benefit plans may, from time to time, be modified or eliminated at Company's discretion.

(b) Cash Bonus. A cash bonus opportunity (the "Cash Bonus") during each calendar year with a target (the "Target Cash Bonus") equal to eighty-five percent (85%) (the "Target Cash Bonus Percentage") of Employee's Base Salary for the year in which the cash bonus is paid, such cash bonus to be paid in accordance with the Company's existing Short Term Incentive Plan, as such plan may be amended or replaced from time to time, or the equivalent (the "STIP").  Pursuant to the terms of the STIP, each annual Cash Bonus shall be payable based on the achievement of performance goals and may be higher or lower than the Target Cash Bonus based on achievement of those goals.  For each calendar year during the term of this Agreement, the Board (or the Compensation Committee) of EFI will determine and will establish in writing (i) the applicable STIP performance goals, which shall be reasonably achievable and if achieved would result in payment of the Target Cash Bonus, (ii) the percentage of annual Base Salary to be payable to Employee if some lesser or greater percentage of the annual STIP performance goals are achieved, and (iii) such other applicable terms and conditions of the STIP necessary to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986 ("Section 409A"), as amended. When paying the Cash Bonus, the Company shall make applicable withholdings; and

(c) Equity Award. An equity award opportunity (the "Equity Award") during each calendar year with a target value (the "Target Equity Award") equal to one hundred twenty percent (120%) (the "Target Equity Award Percentage") of Employee's Base Salary for the year in which the award is granted, such equity award to be awarded in accordance with the Company's existing Long Term Incentive Plan, as such plan may be amended or replaced from time to time, or the equivalent (the "LTIP").  Pursuant to the terms of the LTIP, each annual equity award shall be made based on the achievement of performance goals and may be higher or lower than the Target Equity Award based on achievement of those goals.  For each calendar year during the term of this Agreement, the Board (or the Compensation Committee) of EFI will determine and will establish in writing (i) the applicable LTIP performance goals, which shall be reasonably achievable and if achieved would result in payment of the Target Equity Award, (ii) the percentage of annual Base Salary value to be awarded in equity to Employee if some lesser or greater percentage of the annual LTIP performance goals are achieved, and (iii) such other applicable terms and conditions of the LTIP necessary to satisfy the requirements of Section 409A.

2.2. Annual Medical. Employee shall have a comprehensive annual medical examination each calendar year of this Agreement. The Company will reimburse Employee for the cost of a comprehensive annual medical examination for each year of this Agreement, provided that Employee requests such reimbursement and such reimbursement is made no later than the last day of the calendar year following the calendar year in which the examination expense was incurred. Employee will promptly notify the Chairman of the Board of EFI (the "Chairman of the Board") if the annual medical examination reveals any condition which, if untreated, is likely to interfere with Employee's ability to perform the essential requirements of Employee's position, and if requested by the Chairman of the Board, Employee will provide the details of the condition and the potential impact on his ability to perform the essential requirements of his position to enable the Chairman of the Board to determine how best to accommodate Employee and protect the critical business interests of the Company.

2.3. Expenses. The Company agrees that Employee shall be allowed reasonable and necessary business expenses in connection with the performance of Employee's duties within the guidelines established by the Company as in effect at any time with respect to key employees ("Business Expenses"), including, but not limited to, reasonable and necessary expenses for food, travel, lodging, entertainment and other items in the promotion of the Company within such guidelines. The Company shall promptly reimburse Employee for all reasonable Business Expenses incurred by Employee upon Employee's presentation to the Company of an itemized account thereof, together with receipts, vouchers, or other supporting documentation.

2.4. Vacation. Employee will be entitled to five weeks of paid vacation each year (which includes all sick leave), in addition to the 10 paid holidays each year. Carryover from one year to the next will be as per the Company's paid leave policy and applicable law.

2.5. Use of Company Vehicle. Employee will be provided the full-time use of a suitable vehicle for travel between the Lakewood office and home as well as for business travel to field sites as required, or the equivalent.

2.6. Work Away From Office. The Company recognizes that Employee may be completing his regular work away from the office each year during a period or periods of time aggregating up to two weeks per calendar year or as agreed to in writing by the Chairman of the Board. These periods of time will count as work time and will not count as vacation time or paid or unpaid leave. However, any travel and lodging for these periods of time will not be charged by Employee as a business expense unless first approved by the Chairman of the Board. The aggregate period of time explained here will be per calendar year, unless otherwise approved by the Board of Directors of EFI.

2.7. Vehicle. The Company will provide Employee the use of a vehicle for his unrestricted personal and work use, and will pay all reasonable maintenance and operating costs, while Employee is employed as President and Chief Executive Officer of the Company under this Agreement. The vehicle will be approved by the Chairman of the Board, will be new as of the date of purchase by the Company and will be suitable for both highway travel and off-road travel to access Company properties. In January 2023, the Company transferred the use of Employee's vehicle to the Company's new COO and purchased a new vehicle for use by the CEO. The CEO shall pay the difference between the replacement cost of his new vehicle and the replacement cost of a vehicle comparable to the vehicle transferred to the COO for his use. The CEO's vehicle will be owned or leased by the Company. On retirement, the Company will transfer the CEO's vehicle to the CEO at no cost to the CEO.

2.8. Outside Directorship. Employee shall be entitled to seek and maintain one non-executive, non-chair directorship with a publicly traded or privately owned company that does not compete directly or indirectly with the Company in any of the Company's primary business lines. Employee shall not seek or maintain more than one such directorship or vary from any of the foregoing requirements without the prior written approval of the Board of Directors of EFI. Such directorships exclude directorships on private family holding companies or on any company where Employee is requested by the Company to seek or maintain such a directorship.

ARTICLE 3
TERM AND TERMINATION

3.1. Term.  Employee has notified the Company of Employee's intention to retire on April 15, 2026. Employee's employment under this Agreement shall begin on the Effective Date and will end at 5:00 p.m. mountain time on April 15, 2026 (the "Planned Expiration Date"), unless otherwise terminated sooner under the provisions of this Article or extended under this Section. If Employee desires not to retire on the Planned Expiration Date, Employee and the Company may agree to extend the Term of this Agreement, including until a later date when Employee chooses to retire (such later date then becoming the Planned Expiration Date). The period of time beginning on the Effective Date and the termination of this Agreement is referred to in this Agreement as the "Term of the Agreement."

3.2. Termination of Employment. Except as may otherwise be provided herein, Employee's employment under this Agreement will terminate upon the occurrence of any of the following:

(a) Notice by the Company. The termination date specified in a written notice of termination that is given by the Company to Employee;

(b) Notice by Employee. Thirty (30) days after written notice of termination is given by Employee to the Company;

(c) Death or Disability. Employee's death or, at the Company's option, upon Employee's becoming Disabled as that term is defined in this Agreement; or

(d) Deemed Termination Without Just Cause upon a Change of Control. A deemed termination without just cause under Section 4.1(a) upon the occurrence of a Change of Control.

Any notice of termination given by the Company to Employee under Section 3.2(a) above shall specify whether such termination is with or without just cause as defined in Section 3.4. Any notice of termination given by Employee to the Company under Section 3.2(b) above shall specify whether such termination is made with or without Good Reason as defined in Section 4.2(b).

3.3. Obligations of the Company Upon Termination.

(a) With Just Cause/Without Good Reason. If the Company terminates Employee's employment under this Agreement with Just Cause as defined in Section 3.4, or if Employee terminates his employment without Good Reason as defined in Section 4.2(b), in either case whether before or after a Change of Control or in the absence of any Change in Control as defined in Section 4.2(a), then Employee's employment with the Company shall terminate without further obligation by the Company to Employee, other than payment of all accrued obligations ("Accrued Obligations"), including outstanding Base Salary, accrued and unused vacation pay and any other cash benefits accrued up to and including the date of termination. That payment shall be made in one lump sum, less required withholdings, within ten (10) working days after the effective date of such termination. Employee will have up to the earlier of: (A) ninety (90) days from the effective date of termination of Employee's employment; or (B) the date on which the exercise period of the particular stock option expires, to exercise only that portion of the stock options previously granted to Employee that have not been exercised, but which have vested, and thereafter Employee's stock options will expire, and Employee will have no further right to exercise the stock options. Any stock options held by Employee that are not yet vested at the termination date immediately expire and are cancelled and forfeited to the Company on the termination date. Any Restricted Stock Units ("RSUs") held by Employee that have vested on or before the termination date shall be paid (or the shares issuable thereunder issued) to Employee. Any RSUs held by Employee that are not vested on or before the termination date will be immediately cancelled and forfeited to the Company on the termination date. The rights of Employee upon termination in respect of any Stock Appreciation Rights ("SARs") or other awards granted to Employee under any of the Company's equity compensation plans shall be as set forth in such plans or in the award agreement for any such awards, as applicable. Notwithstanding the foregoing, but subject to Section 3.8(a), on retirement, Employee will have up to the earlier of: (A) one hundred and eighty (180) days from the effective date of retirement; or (B) the date on which the exercise period of the particular stock option expires, to exercise only that portion of the stock options previously granted to Employee that have not been exercised, but which have vested, and thereafter Employee's stock options will expire and Employee will have no further right to exercise the stock options.

(b) With Good Reason/Without Just Cause/Disabled/Death. If Employee terminates Employee's employment under this Agreement for Good Reason as defined in Section 4.2(b), or if the Company terminates Employee's employment without Just Cause as defined in Section 3.4, or if the Company terminates Employee's employment by reason of Employee becoming Disabled as defined in Section 3.5, or if Employee dies (in which case the date of Employee's death shall be considered his date of termination of the Agreement), in any case whether before or after a Change of Control or in the absence of any Change of Control as defined in Section 4.2(a), or if there is a deemed termination without just cause upon a Change of Control as contemplated by Section 4.1(a), then Employee's employment with the Company shall terminate, as of the effective date of the termination, and in lieu of any other severance benefit that would otherwise be payable to Employee:

(i) the Company shall pay the following amounts to Employee (or, in the case of termination by reason of Employee becoming Disabled or upon the death of Employee, to Employee's legal representative or estate, as applicable) after the effective date of such termination or in a manner and at such later time as specified by Employee (or Employee's legal representative or estate), and agreed to by the Company, subject to being in compliance with Section 409A:

(A) all Accrued Obligations, less required withholdings, up to and including the date of termination, to be paid on the date of termination of employment, or within no more than five (5) working days thereafter, and the Company will reimburse the Employee for all proper expenses incurred by the Employee in discharging his responsibilities to the Company prior to the effective date of termination of the Employee's employment in accordance with Section 2.3 above (except that, in the event that the termination of employment under this Agreement results from Employee's death, the Company shall pay all Accrued Obligations and reimbursements for business expenses on or before the payday scheduled for the pay period in which Employee died); and

(B) an amount in cash equal to two and ninety-nine one hundredths (2.99) (the "Severance Factor") times the sum of Employee's Base Salary and Target Cash Bonus for the full year in which the date of termination occurs, less required withholdings, such amount to be paid within thirty (30) calendar days after the date Employee (or, if the reason for the termination is Employee's death or Disability, the legal representative of Employee's estate or Employee) signs the Release contemplated by Section 3.7;

(ii) Employee or Employee's legal representative, or Employee's estate will have up to the earlier of: (A) ninety (90) days from the effective date of termination of Employee's employment for all cases other than the death of Employee and twelve (12) months from the effective date of termination of Employee's employment in the case of death of Employee; or (B) the date on which the exercise period of the particular stock option expires, to exercise only that portion of the stock options previously granted to Employee that have not been exercised, but which have vested, and thereafter Employee's stock options will expire and Employee or his legal representative or estate will have no further right to exercise the stock options. Subject to Section 3.10 and Section 4.1(c), any stock options held by Employee that are not yet vested at the termination date immediately expire and are cancelled and forfeited to the Company on the termination date. Any RSUs held by Employee that have vested on or before the termination date shall be paid (or the shares issuable thereunder issued) to Employee or his legal representative or estate as applicable. Subject to Section 3.10 and Section 4.1(c), any RSUs held by Employee that are not vested on or before the termination date will be immediately cancelled and forfeited to the Company on the termination date. Subject to Section 3.10 and Section 4.1(c), the rights of Employee or his legal representative or estate as applicable upon termination in respect of any SARs or other awards granted to Employee under any of the Company's equity compensation plans shall be as set forth in such plans or in the award agreement for any such awards, as applicable. Notwithstanding the foregoing, if Employee is retained as a consultant of the Company after any termination referred to in this section 3.3(b) then for all purposes of this section 3.3(b)(ii) Employee's date of termination shall be deemed to be the date of termination of any such consulting arrangement and not the date of termination of employment under this agreement. The provisions of this section 3.3(b)(ii) are subject to the provisions of Section 3.10;

(iii) Upon termination, Employee and Employee's dependents may be eligible for continuation coverage of health insurance under the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"). The Company (or its Successor, as defined in Section 4.1(a)) agrees to reimburse Employee for the full cost of the COBRA continuation rate charged for employee and dependent coverage, through the EFRI Health and Welfare Plan on a monthly basis, for a period of months equal to twelve (12) times the Severance Factor (the "Coverage Period"). Employee and his dependents may, at their choosing, enroll in the COBRA continuation plan through EFRI for the period of time permitted under COBRA following Employee's termination month or, if they choose, they may enroll in a separate plan of their choosing, by using the reimbursement to enroll in medical and prescription insurance of their choosing.  The reimbursement will be to Employee  directly, and will be grossed up so that there is no negative tax impact to Employee or his dependents for coverage of the premiums charged by the insurance carriers for the COBRA continuation coverage for the current month of reimbursement. The reimbursed cost of COBRA coverage will be indexed annually and will match the rate charged for any month of coverage available by the insurance carrier for Medical, Dental, and Optical coverage through EFRI for employee and spouse coverage. Both Employee and his dependents will have the option of purchasing a medical plan separate from the plan offered by EFRI. For the avoidance of doubt, if Employee's employment ends after Employee becomes eligible for Medicare and Employee elects coverage through Medicare, Employee's dependents may still elect COBRA coverage through EFRI's plans for the period and in the manner permitted under COBRA, provided that COBRA, as then amended, permits such continuation;

(iv) Upon termination, the Company will transfer ownership of the vehicle contemplated by Section 2.6 above to Employee or Employee's legal representative. Employee or his estate will be responsible for any taxable benefit associated with the transfer of ownership of the vehicle to Employee or Employee's legal representative, which the Company may deduct from the amounts payable to Employee under this Section 3.3(b). In calculating any such tax benefits to Employee, the amount paid by Employee for the vehicle under Section 2.6 above shall be deducted from the market value of the vehicle at the time transferred to Employee; and

(v) Nothing herein shall preclude the Company from granting additional severance benefits to Employee upon termination of employment.

Notwithstanding the foregoing, in the case of Disability, any Base Salary payable to Employee during the one hundred and eighty (180) day period of disability will be reduced by the amount of any disability benefits Employee receives or is entitled to receive as a result of any disability insurance policies for which the Company has paid the premiums.

(c) Section 280G. Notwithstanding any other provisions of this Agreement, or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Employee or for Employee's benefit pursuant to the terms of this Agreement or otherwise ("Covered Payments") constitute "parachute payments" within the meaning of Section 280G of Internal Revenue Code (the "Code") and would, but for this Section 3.3(c) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then the following shall apply:

(i) If the Covered Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes payable by Employee on the amount of the Covered Payments which are in excess of three times Employee's "base amount" within the meaning of Section 280(G) of the Code less one dollar (the "Threshold Amount"), are greater than or equal to the Threshold Amount, Employee shall be entitled to the full benefits payable under this Agreement; and

(ii) If the Threshold Amount is less than (1) the Covered Payments, but greater than (2) the Covered Payments reduced by the sum of (x) the Excise Tax and (y) the total of the Federal, state, and local income and employment taxes on the amount of the Covered Payments which are in excess of the Threshold Amount, then the Covered Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Covered Payments shall not exceed the Threshold Amount. In such event, the Covered Payments shall be reduced in the following order: (A) cash payments not subject to Section 409A; (B) cash payments subject to Section 409A; (C) equity-based payments and acceleration; and (D) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

The determination as to which of the alternative provisions of Section 3.3(c)(ii) shall apply to Employee shall be made by a nationally recognized accounting firm selected by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Company or Employee. For purposes of determining which of the alternative provisions of Section 3.3(c)(ii) shall apply, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Employee's residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Employee.

3.4. Definition of Just Cause. As used in this Agreement, the term "Just Cause" will mean any one or more of the following events:

(a) theft, fraud, dishonesty, or misappropriation by Employee involving the property, business or affairs of the Company or the discharge of Employee's responsibilities or the exercise of his authority;

(b) willful misconduct or the willful failure by Employee to properly discharge his responsibilities or to adhere to the policies of the Company;

(c) Employee's gross negligence in the discharge of his responsibilities or involving the property, business or affairs of the Company to the material detriment of the Company;

(d) Employee's conviction of a criminal or other statutory offence that constitutes a felony, or which has a potential sentence of imprisonment greater than six (6) months or Employee's conviction of a criminal or other statutory offense involving, in the sole discretion of the Board of Directors of EFI, moral turpitude;

(e) Employee's material breach of a fiduciary duty owed to the Company;

(f) any material breach by Employee of the covenants contained in the Confidentiality and Non-Solicitation Agreement between Employee and Energy Fuels Resources (USA) Inc. or Employee's failure to enter into a Confidentiality and Non-Solicitation Agreement as required by and within the time provided in Article 5 below;

(g) Employee's unreasonable refusal to follow the lawful written direction of the Board of Directors of EFI on any material matter;

(h) any conduct of Employee which, in the reasonable opinion of the Board of Directors of EFI, is materially detrimental or embarrassing to the Company; or

(i) any other conduct by Employee that would constitute "just cause" as that term is defined at law.

Except to the extent explicitly provided in Section 5.1, the Company must provide written notice to Employee prior to termination for just cause pursuant to Section 3.4 (c), (f), (g), (h), or (i) and provide Employee the opportunity to correct and cure the failure within thirty (30) calendar days from the receipt of such notice. If the parties disagree as to whether the Company had just cause to terminate the Employee's employment, the dispute will be submitted to binding arbitration pursuant to Section 9.10 below.

3.5. Definition of Disabled. As used herein, "Disabled" shall mean a mental or physical impairment which, in the reasonable opinion of a qualified doctor selected by mutual agreement of the Company and Employee acting reasonably, renders Employee unable, with or without reasonable accommodation, to perform with reasonable diligence one or more of the essential functions and duties of Employee's position on a full-time basis and in accordance with the terms of this Agreement, which inability continues for a period of not less than one hundred eighty (180) consecutive days. The providing of service to the Company for up to two (2) three (3) day periods during the one hundred eighty (180) day period of disability will not affect the determination as to whether Employee is Disabled and will not restart the one hundred and eighty (180) day period of disability. If any dispute arises between the parties as to whether Employee is Disabled, Employee will submit to an examination by a physician selected by the mutual agreement of the Company and Employee acting reasonably, at the Company's expense. The decision of the physician will be certified in writing to the Company, will be sent by the physician to Employee or Employee's legally authorized representative, and will be conclusive for the purposes of determining whether Employee is Disabled. If Employee fails to submit to a medical examination within twenty (20) days after the Company's request, Employee will be deemed to have voluntarily terminated his employment without Good Reason under this Agreement.

3.6. Return of Materials; Confidential Information. In connection with Employee's separation from employment for any reason, Employee shall return any and all physical property belonging to the Company, and all material of whatever type containing "Confidential Information" as defined in the Confidentiality and Non-Solicitation Agreement between Employee and Energy Fuels Resources (USA) Inc., including, but not limited to, any and all documents, whether in paper or electronic form, which contain Confidential Information, any customer information, production information, manufacturing-related information, pricing information, files, memoranda, reports, pass codes/access cards, training or other reference manuals, Company vehicle (subject to Sections 3.3(b)( v) and 3.8(a)), telephone, gas cards or other Company credit cards, keys, computers, laptops, including any computer disks, software, facsimile machines, memory devices, printers, telephones, pagers or the like. Additionally, during employment and following separation from employment, Employee will cooperate with the Company by providing information known to Employee but not reduced to tangible record regarding the Company's business and operations including, but not limited to, passwords, log-in credentials, and other Company information known to Employee and not reduced to a tangible record. The Company may waive all or any portion of this Section 3.6 to the extent the Company determines Employee may require any Materials or Confidential Information to perform his services under the Consulting Agreement contemplated by Section 3.9.

3.7. Delivery of Release. Within ten (10) working days after termination of Employee's employment, and as a condition for receipt of payments set forth in Section 3.3(b)(i)(B), 3.3(b)(iii), 3.3(b)(iv), 3.8(a) and 4.1(a), the Company shall provide to Employee, or Employee's legal representative (if Employee is Disabled and has a legal representative) or Employee's estate (if Employee is deceased), a form of written release, which form shall be satisfactory to the Company and generally consistent with the form of release used by the Company prior to such termination of employment (the "Release") and which shall provide a full release of all claims against the Company and its corporate affiliates, except where Employee has been named as a defendant in a legal action arising out of the performance of Employee's responsibilities in which case the Release will exempt any claims which Employee or his legal representative or estate may have for indemnity by the Company with respect to any such legal action. As a condition to the obligation of the Company to make the payments provided for in such Sections. Employee, Employee's legal representative (if Employee is Disabled and has a legal representative), or Employee's estate (if Employee is deceased), shall execute and deliver the Release to the Company within the time periods provided for in said release.

3.8. Retirement.

(a) If Employee retires from the Company on the Planned Expiration Date, and provided Employee has satisfied his obligations under Section 8.1:

(i) The provisions of Section 3.3(b)(i)(A), 3.3(b)(iii) and 3.3(b)(iv) above will apply, and the Company will pay the Employee the amounts and will take the actions specified in those Sections on the basis that the Employee's retirement date shall be considered to be his termination date for purposes of those Sections;

(ii) All the stock options previously granted to the Employee that have neither vested nor expired will automatically vest and become immediately exercisable, and will continue to be exercisable for a period of six months after the later of Employee's date of retirement and the date of termination of the Consulting Agreement referred to in Section 3.9 below;

(iii) any period of restriction and other restrictions imposed on all RSUs shall lapse, and all RSUs shall be immediately settled and payable (or the shares issuable thereunder issued);

(iv) the rights of Employee or his legal representative or estate as applicable upon retirement in respect of any SARs previously granted to Employee shall be the same as for a termination following a Change of Control as set out in Section 4.1(c) below, where the termination is deemed to be the later of the Employee's date of retirement and the date of termination of the Consulting Agreement referred to in Section 3.9 below; and

(v) all other securities awarded under the EFI 2024 Omnibus Equity Incentive Compensation Plan, as amended from time to time, or any other equity incentive plan shall vest and/or accelerate effective as of the later of the date of retirement and the date of termination of the Consulting Agreement referred to in Section 3.9 below.

(b) The Parties acknowledge that additional retirement and successor provisions may be addressed in the future if and when appropriate, and corresponding amendments may be made to this Agreement at that time by written agreement of the Parties.

(c) Employee shall be eligible to receive his full STIP and LTIP awards granted in the year of his termination of employment, in the ordinary course, with no pro-ration for the duration of his employment in that year.

(d) While an employee of the Company, Employee shall continue to have the benefit of any approved base salary increases and any increases in STIP and/or LTIP targets based on his position, without regard to pending retirement, in the same fashion as and commensurate with past practice and other executive officers of the Company.

(e) While an employee of the Company, Employee shall receive any approved extraordinary cash bonuses or equity grants (including any SAR grants) based on his position, without regard to pending retirement, in the same fashion as and commensurate with other executive officers of the Company.

3.9. Consulting Agreement. If Employee's employment under this Agreement terminates because of Employee's retirement on the Planned Expiration Date or by Employee for Good Reason (under Sections 3.3(b) or 4.1) or by the Company without Just Cause (under Sections 3.3(b) or 4.1), then Employee and the Company will enter into an agreement for Employee to provide consulting services to the Company in substantially the form set out in Exhibit B to this Agreement (the "Consulting Agreement"). If Employee's employment terminates for any other reason, then the Parties may mutually agree to enter into the Consulting Agreement but neither Party is required to enter into the Consulting Agreement. Employee and the Company agree that the purpose of the Consulting Agreement is to make Employee available for a period of time to aid in the transition of Employee's duties to a successor employee and will involve the management of special projects by Employee and as otherwise required by the Company. Employee's receipt of the benefits set out in Section 3.9 are dependent upon Employee's execution of the Consulting Agreement. The Consulting Agreement shall be entered into at least ten (10) days before the Planned Expiration Date and will become effective on the date immediately following the Planned Expiration Date.

3.10. Vesting in Certain Circumstances. Notwithstanding any other provision to the contrary in this Agreement, if Employee's employment under this Agreement is terminated by Employee for Good Reason (under Sections 3.3(b) or 4.1) or by the Company without Just Cause (under Sections 3.3(b) or 4.1), then:

(a) all the stock options previously granted to the Employee that have neither vested nor expired will automatically vest and become immediately exercisable, and will continue to be exercisable for a period of six months after the later of Employee's date of retirement and the date of termination of the Consulting Agreement;

(b) any period of restriction and other restrictions imposed on all RSUs shall lapse, all RSUs shall be immediately settled and payable (or the shares issuable thereunder issued);

(c) the rights of Employee or his legal representative or estate as applicable upon retirement in respect of any SARs previously granted to Employee shall be the same as for a termination following a Change of Control as set out in Section 4.1(c) below, where the termination is deemed to be the later of the Employee's date of retirement and the date of termination of the Consulting Agreement; and

(d) all other securities awarded under the EFI 2024 Omnibus Equity Incentive Compensation Plan, as amended from time to time, or any other equity incentive plan shall vest and/or accelerate effective as of the later of the date of retirement and the date of termination of the Consulting Agreement.

3.11. Extension/Retention Bonus. If Employee retires from the Company on the Planned Expiration Date, Company shall, subject to Section 3.9 above and 3.14 below, pay to Employee a $1 million extension/retention bonus in cash on the Planned Expiration Date, in consideration of Employee's agreement to extend his retirement past the normal retirement age to the Planned Expiration Date and his continued employment through the Planned Expiration Date.

3.12. Succession Bonus. If Employee retires from the Company on the Planned Expiration Date, Company shall, subject to Section 3.14 below, pay to Employee a $1 million succession bonus in cash on the Planned Expiration Date, conditional upon Employee having satisfied his obligations under Section 8.1 below.

3.13. Consideration for Non-Compete. If Employee retires from the Company on the Planned Expiration Date, Company shall, subject to Section 3.14 below, issue to Employee $1 million in RSUs on the Planned Expiration Date, vesting as to 50% one year after the Planned Expiration Date and the remainder two years after the Planned Expiration Date, in consideration of the non-competition provisions set out in Article 6 below. Notwithstanding the foregoing, if the Consulting Agreement is terminated by Employee (as Consultant) under Section 7.2 (b) thereof, or by the Company for any reason other than pursuant to Sections 7.2(a), (c) or (d) thereof, then any period of restriction and other restrictions imposed on all RSUs shall lapse, and all RSUs shall be immediately settled and payable (or the shares issuable thereunder issued).

3.14. Inflation Adjustment. The dollar amount of the extension/retention bonus referred to in Section 3.11, the dollar amount of the succession bonus referred to in Section 3.12 and the dollar amount of the consideration for non-compete referred to in Section 3.13 shall each be multiplied by an adjustment factor (the "Adjustment Factor") equal to GDP1 divided by GDP0, where:

  GDP0 = the final value for the Gross Domestic Product Implicit Price Deflator as published by the U.S. Department of Commerce ("GDP-IDP") for the Calendar Quarter ending March 31, 2024; and
  GDP1 = the most recent value, whether advanced, preliminary, or final, for the GDP-IDP as of the Planned Expiration Date.

The dollar amounts calculated in accordance with the foregoing formula shall be final regardless of subsequent adjustments to previous GDP-IDP values and in no case shall the Adjustment Factor be less than one (1.0). The official source of data for this calculation will be the Bureau of Economic Analysis.

ARTICLE 4
CHANGE OF CONTROL

4.1. Effect of Change of Control. In the event of a Change of Control of EFI during the term of this Agreement, the following provisions shall apply:

(a) If upon the Change of Control:

(i) Employee is not retained by EFI or its successor (whether direct or indirect, by purchase of assets, merger, consolidation, exchange of securities, amalgamation, arrangement or otherwise) to all or substantially all of the business and/or assets of EFI (the "Successor") on the same terms and conditions as are set out in this Agreement and in circumstances that would not constitute Good Reason (where Good Reason is determined by reference to Employee's employment status prior to the Change of Control and prior to any other event that could constitute Good Reason); and/or

(ii) any Successor does not, by agreement in form and substance satisfactory to Employee, expressly assume and agree to perform this Agreement and the Consulting Agreement referred to in Section 3.9 in the same manner and to the same extent that EFI would be required to perform it if no such succession had taken place, then Employee's employment under this Agreement shall be deemed to be terminated without Just Cause upon such Change of Control and shall be entitled to the compensation and all other rights specified in Article 3 in the same amount and on the same terms as if terminated without Just Cause under Section 3.2(a), subject to the additional rights set out in paragraph (c) below;

(b) All rights of Employee in this Agreement, including without limitation all rights to severance payments and other rights and benefits upon a termination with or without Just Cause, with or without Good Reason, upon a Disability or upon death or retirement under Article 3 of this Agreement shall continue after a Change of Control in the same manner as before the Change of Control, subject to the additional rights set out in paragraph (c) below;

(c) if,

(i) there is a deemed termination without cause under Section 4.1(a); or

(ii) within twelve (12) months following the effective date of the Change of Control, EFI, or its Successor, terminates the employment of Employee without Just Cause or by reason of Disability, or Employee terminates his employment under this Agreement for Good Reason, then, in addition to the other rights Employee has under this Agreement, and notwithstanding any other provision in this Agreement, all of the stock options previously granted to Employee that have neither vested nor expired will automatically vest and become immediately exercisable, any period of restriction and other restrictions imposed on all RSUs shall lapse, and all RSUs shall be immediately settled and payable (or the shares issuable thereunder issued), the rights of Employee or his legal representative or estate as applicable upon termination in respect of any SARs previously granted to Employee shall be as set forth in the award agreement for any such SARs, and all other securities awarded shall vest and/or accelerate in accordance with Article 15 of the 2024 EFI Omnibus Equity Incentive Compensation Plan, as amended from time to time, or the comparable provisions of any other equity incentive plan under which such securities may have been issued. Employee will have ninety (90) days from the effective date of the termination of Employee's employment to exercise any stock options which had vested as of the effective date of termination and thereafter Employee's stock options will expire, and Employee will have no further right to exercise the stock options.

4.2. Definitions of Change of Control and Good Reason. For the purposes of this Agreement,

(a) "Change of Control" will mean the happening of any of the following events:

(i) any transaction at any time and by whatever means pursuant to which (A) EFI goes out of existence by any means, except for any corporate transaction or reorganization in which the proportionate voting power among holders of securities of the entity resulting from such corporate transaction or reorganization is substantially the same as the proportionate voting power of such holders of EFI voting securities immediately prior to such corporate transaction or reorganization or (B) any Person (as defined in the Securities Act (Ontario)) or any group of two or more Persons acting jointly or in concert (other than EFI, a wholly-owned Subsidiary of EFI, an employee benefit plan of EFI or of any of its wholly-owned Subsidiaries (as defined in the Securities Act (Ontario)), including the trustee of any such plan acting as trustee) hereafter acquires the direct or indirect "beneficial ownership" (as defined by the Business Corporations Act (Ontario)) of, or acquires the right to exercise control or direction over, securities of EFI representing 50% or more of EFI's then issued and outstanding securities in any manner whatsoever, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of EFI with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(ii) the sale, assignment or other transfer of all or substantially all of the assets of EFI in one or a series of transactions, whether or not related, to a Person or any group of two or more Persons acting jointly or in concert, other than a wholly owned Subsidiary of EFI;

(iii) the dissolution or liquidation of EFI except in connection with the distribution of assets of EFI to one or more Persons which were wholly owned Subsidiaries of EFI immediately prior to such event;

(iv) the occurrence of a transaction requiring approval of EFI's shareholders whereby EFI is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, arrangement or otherwise by any other Person (other than a short form amalgamation or exchange of securities with a wholly owned Subsidiary of EFI);

(v) a majority of the members of the Board of Directors of EFI are replaced or changed as a result of or in connection with any: (A) take-over bid, consolidation, merger, exchange of securities, amalgamation, arrangement, capital reorganization or any other business combination or reorganization involving or relating to EFI; (B) sale, assignment or other transfer of all or substantially all of the assets of EFI in one or a series of transactions, or any purchase of assets; or (C) dissolution or liquidation of EFI;

(vi) during any two-year period, a majority of the members of the Board of Directors of EFI serving at the date of this Agreement is replaced by directors who are not nominated and approved by the Board of Directors of EFI;

(vii) an event set forth in (i), (ii), (iii), (iv), (v) or (vi) has occurred with respect to EFRI or any of its direct or indirect parent companies, in which case the term "EFI" in those paragraphs will be read to mean "EFRI or such parent company" and the phrases "wholly-owned Subsidiary" and "wholly owned Subsidiaries" will be read to mean "Affiliate(s) or wholly-owned Subsidiary(ies)"; or

(viii) the Board of Directors of EFI passes a resolution to the effect that an event set forth in (i), (ii), (iii), (iv), (v), (vi) or (vii) above has occurred.

(b) "Good Reason" means, without the written agreement of Employee, there is:

(i) a material reduction or diminution in the level of responsibility, or office of Employee, provided that before any claim of material reduction or diminution of responsibility may be relied upon by Employee, Employee must have provided written notice to Employee's supervisor and EFI's Board of Directors of the alleged material reduction or diminution of responsibility and have given EFI at least thirty (30) calendar days within which to cure the alleged material reduction or diminution of responsibility;

(ii) a reduction in the Employee's Base Salary, Target Cash Bonus Percentage, Target Equity Award Percentage or rights to participate in the Company's Stock Appreciation Rights Plan; or

(iii) a proposed, forced relocation of Employee to another geographic location greater than fifty (50) miles from Employee's office location at the time a move is requested after a Change of Control.

ARTICLE 5

CONDITIONS

5.1. Confidentiality and Non-Solicitation Agreement. As a condition of this Agreement, Employee is required to execute the Confidentiality and Non-Solicitation Agreement that is attached hereto as Exhibit C. The Confidentiality and Non-Solicitation Agreement must be executed by Employee once, within five (5) days after Employee signs this Agreement. If Employee does not execute the Confidentiality and Non-Solicitation Agreement within this 5-day period, then this Agreement shall be null and void and Employee shall be entitled to no separation payment or benefit under Article 3 of this Agreement (i.e., Employee's separation from employment will be governed by Section 3.3(a)). For the avoidance of doubt, Employee is not required to execute the Confidentiality and Non-Solicitation Agreement as a condition of any renewal of this Agreement. Nothing in this Agreement is intended to or does limit the Company from requiring Employee to enter into agreements containing restrictive covenants, including confidential information, non-solicitation, and non-competition covenants, in the future.

5.2. Notice. Employee agrees and acknowledges that the Company provided Employee with notification of the requirement to sign the Confidentiality and Non-Solicitation Agreement more than fourteen days before the effective date of this Agreement and more than fourteen days before the Company provided Employee any consideration in accordance with this Agreement, and that notice included a copy of the Confidentiality and Non-Solicitation Agreement, a statement that the Confidentiality and Non-Solicitation Agreement could limit Employee's options for employment in the future, and directed Employee to Articles 2 and 3 of the Confidentiality and Non-Solicitation Agreement, which contain the restrictive covenants. If Employee has not already done so, Employee is required to sign the notice regarding the Confidentiality and Non-Solicitation Agreement and, if Employee fails to do so, this Agreement shall be treated as null and void and Employee shall be entitled to no separation payment or benefit under Article 3 of this Agreement (i.e., Employee's separation from employment will be governed by Section 3.3(a))

ARTICLE 6

RESTRICTIONS ON COMPETITION

6.1. Restrictions are Reasonable and Necessary. During Employee's employment with the Company and while retained as a consultant to the Company under the Consulting Agreement, Employee will have access to, develop, and use the Company's trade secret information. As a result, and in consideration of the Company entering into and continuing to be a party to the Consulting Agreement with Employee, Employee and the Company agree that the restrictions on competition set out in Sections 6.2, 6.3, and 6.4 are reasonable and necessary to protect the Company's legitimate interest in protecting its trade secrets from use (including inadvertent and unintentional use) and disclosure.

6.2. Duty of Loyalty. Employee agrees that, during the period of Employee's employment with the Company and while retained as a consultant to the Company under the Consulting Agreement, Employee owes the Company a duty of loyalty which prohibits Employee from taking any step on behalf of Employee or any other person or entity to compete with the Company. Employee further agrees that Employee owes the Company a fiduciary duty of care, which prevents Employee from diverting business opportunities away from the Company and from co-opting the Company's business opportunities for personal profit or in order to benefit an unrelated entity during Employee's employment with the Company.

6.3. Covered Period. In this Agreement the "Covered Period" is defined as the period beginning on the Effective Date of this Agreement and continuing for a period equal to: (A) if during the period ending twenty-four months after the termination of Employee's employment under this Agreement (regardless of the reason for the termination), the Consulting Agreement is terminated by the Company for Just Cause (as that term is defined in the Consulting Agreement) or is terminated by Employee for any reason other than as a result of a breach by the Company, twenty-four months after the termination of Employee's termination of employment under this Agreement; and (B) otherwise, for the duration of the Consulting Agreement, as may be renewed or extended from time to time by the parties thereto.

6.4. Non-Competition. Employee and the Company agree that, in view of the very unique business circumstances of the Company, and in consideration of the Company entering into and continuing to be a party to the Consulting Agreement, the following additional restrictions on Executive's ability to compete with the Company during the Covered Period are reasonable and necessary to protect the Company's legitimate interests in protecting its trade secrets.

(a) Agreement Not To Compete. During the Covered Period, given the worldwide nature of each of the Company's businesses and of any Competitive Businesses, Employee will not engage in any Competitive Activities anywhere within the world. The term "Competitive Activities" means (a) owning, managing, operating, joining, being a director of or otherwise controlling any Competitive Business, (b) participating in the ownership, management, operation or control of (other than as a holder of less than 5% of the shares of a public company) or Board of Directors of any Competitive Business, and (c) providing services comparable to those Employee performed as the Company's President and Chief Executive Officer or otherwise under the Consulting Agreement, whether as an employee, independent contractor, consultant, volunteer, officer, director, member, manager, or creditor of any Competitive Business. For the purposes of this Agreement, a "Competitive Business" is any business in the uranium, rare earth or thorium- or radium-based targeted alpha therapy industries and any business that intends to enter into the uranium, rare earth and/or thorium- or radium-based targeted alpha therapy industries.

6.5. Remedies for Breach of Restrictive Covenants. Employee acknowledges that in connection with Employee's employment and work performed under the Consulting Agreement, he will receive or will become eligible to receive substantial benefits and compensation. Employee acknowledges that Employee's employment by the Company and work performed under the Consulting Agreement and all compensation and benefits from such employment and work will be conferred by the Company upon Employee only because and on the condition of Employee's willingness to commit Employee's best efforts and loyalty to the Company, including protecting the Company's Confidential Information and abiding by the restrictive covenants outlined in this Article 6. Employee agrees that his obligations set out in this Article 6 will not unduly restrict or curtail Employee's legitimate efforts to earn a livelihood following any termination of his employment with the Company. Employee agrees that the restrictions contained in this Article 6 are reasonable and necessary and all defenses to the strict enforcement of these restrictions by the Company are waived by Employee. Employee further acknowledges that a breach or threatened breach by Employee of any of the provisions contained in this Article 6 would cause the Company irreparable harm which could not be adequately compensated in damages alone. Employee further acknowledges that it is essential to the effective enforcement of this Agreement that, in addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, the Company will be entitled to seek and obtain, in a summary manner, from a court of competent jurisdiction, interim, interlocutory, preliminary, and permanent injunctive relief, specific performance, and other equitable remedies, without bond or other security being required. In addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, in the event of a breach of any of the covenants or other obligations contained in this Agreement, the Company will be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remuneration or benefits which Employee directly or indirectly has realized or may realize relating to, arising out of or in connection with any such breach. Should a court of competent jurisdiction declare any of the covenants set out in this Article 6 unenforceable, the court shall be empowered and directed to modify and reform such covenants so as to provide relief reasonably necessary to protect the legitimate interests of the Company and to award injunctive relief, damages, or both to which the Company may be entitled. The remedies set out in this Agreement are in addition to other remedies that may be available at law and equity including, without limitation, remedies under the Universal Trade Secrets Act and the Federal Defend Trade Secrets Act.

ARTICLE 7

RIGHTS TO WORK PRODUCT

7.1. Definitions. In this Agreement, the term "Work Product" means all things created or developed by Employee as a result of performing duties and tasks for the Company or in the course of Employee's employment by the Company. Work Product includes, but is not limited to, images, video recordings, drawings, concepts, ideas, creative work(s), mock-ups, models, specifications, plans, strategies, drafts, writings, reports, and other tangible materials.

7.2. Notification of Work Product. Employee agrees to inform the Company promptly of the full details of any invention, business or product information, discovery, concept or idea that Employee conceives, completes, reduces to practice or otherwise creates (whether alone or with others) during the Covered Period, and that: (a) relates, at the time of conception or reduction to practice, to the Company's business or any of the Competitive Businesses; or (b) was developed in whole or in part on the Company time or with the use of the Company equipment, facilities, supplies, resources, materials, Confidential Information, or personnel; or (c) arises from or is suggested by any work Employee performs or was hired to perform for the Company under the Consulting Agreement (collectively, "Developments"). Developments include, but are not limited to, information regarding the use, operation, or development of any of the following: hardware and apparatus, instructions or procedures, research and development materials, copyrights, patents, trademarks, ideas, concepts, processes, techniques, know-how, manufacturing and/or assembly designs, devices, results of study, product development concepts and plans, trade secrets and methods, formulae, and computer programs, as well as any improvements and related knowledge. Developments shall be included in the definition of Confidential Information for purposes of this Agreement.

7.3. Work Made for Hire. Each of Employee's Work Products shall be deemed a "Work Made for Hire." The Company shall own all right, title, and interest in and to Work Product and Developments, including any copyright and trademarks in the Development. Employee hereby assigns, transfers, and conveys to the Company all of Employee's rights, title and interest in such Work Product. Upon request of the Company, Employee shall execute such additional documents as the Company may reasonably request confirming the Company's ownership of copyrights, trademarks, and other rights or assigning said copyrights, trademarks, and other rights to the Company. Employee further agrees that if Company elects to file an application for patent protection on any Work Product or invention in which Employee is or was involved, Employee will execute all necessary documentation to effectuate the patent application, including formal assignments in favor of the Company. Employee will cooperate with attorneys and other persons designated by the Company and provide all cooperation reasonably required for the orderly prosecution of such patent application or to otherwise protect the Company's interest in the Work Product. The Company will pay all reasonable expenses incurred for the preparation and prosecution of patent applications. The Company is not obligated to make additional payment to Employee for any actions Employee takes under this Article 7.

7.4. Employee's Representations. If, in the course of Employee's employment by the Company, Employee incorporates into the Work Product an invention or other idea or product to which Employee owns the rights, the Company (and its Successors) is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, offer to sell, and sell such invention or other idea or product as part of or in connection with the Work Product.

7.5. Post-Employment Use of Work Product. Both during Employee's employment under this Agreement and continuing perpetually after Employee's employment under this Agreement terminates, the Company shall have the right to modify, edit, revise, and alter the Work Product without the assistance or approval of Employee. Employee may not make modifications to the Work Product following the termination of this Agreement unless Employee first obtains written permission to do so from the Company's Chief Executive Officer.

7.6. Prior Inventions. Employee attaches hereto as Exhibit D a list of discoveries, creative works, and inventions made by Employee while not employed by the Company and which, therefore, do not constitute Developments ("Prior Inventions"). Any dispute or controversy regarding whether an invention is a Prior Invention shall be construed against Employee, Employee having had the opportunity to list all prior inventions on Exhibit D. To the extent that any Prior Invention is used by Employee in the course of Employee's employment under this Agreement, or is otherwise disclosed (other than solely through listing such Prior Inventions on Exhibit B) or furnished to the Company, Employee shall be deemed to grant to the Company a non-exclusive, royalty-free, worldwide, perpetual, irrevocable, assignable, license to use, make, have made, reproduce, modify, improve, sell, and otherwise exploit such Prior Invention for any and all purposes.

ARTICLE 8

SUCCESSION

8.1. Succession Obligation. Employee will work towards securing a replacement CEO (the "Replacement CEO"), in concert with and acceptable to the Board of Directors of the Company. Such Replacement CEO will be employed by the Company in a transition capacity (e.g., as an executive vice president or as president) at least 6 months prior to the date of retirement of the CEO, or such lesser time period as may be approved by the Board of Directors and will be appointed CEO of the Company upon retirement of the CEO.

Employee will be considered to have satisfied his obligations under this Section 8.1 if (a) the Board of Directors of the Company has appointed a Replacement CEO within the stipulated 6-month time period; or (b) Employee has placed before the Board of Directors at least one willing, eligible reasonably suitable candidate for appointment as Replacement CEO within the stipulated 6-month time period and the candidate was not appointed as Replacement CEO due to the action or inaction on the part of the Board of Directors of the Company.

ARTICLE 9
GENERAL PROVISIONS

9.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to conflict of laws principles.

9.2. Assignability. This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee other than that Employee may assign Employee's right to receive compensation under Article 2 and Article 3 after death by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives and heirs. This Agreement shall also inure to the benefit of and be binding upon the Company and its successors and assigns.

9.3. Withholding. The Company may withhold from any amounts payable under this Agreement any amounts required by law or agreement including, without limitation, amounts authorized by Employee, federal, state, and local taxes, garnishments, and child support payments.

9.4. Entire Agreement; Amendment. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement and understanding between Employee and the Company with respect to the subject matter hereof and, except as otherwise provided herein, supersedes any prior agreements or understandings, whether written or oral, with respect to the subject matter hereof, including without limitation all employment, severance or change of control agreements previously entered into between Employee and the Company. Except as may be otherwise provided herein, this Agreement may not be amended or modified except by subsequent written agreement executed by both parties hereto. This Agreement is intended to supersede and entirely replace and does supersede and entirely replace the Employment Agreement previously entered into between Employee and the Company.

9.5. Section 409A. This Agreement is intended to comply with Section 409A of the Code ("Section 409A") to the extent Section 409A is applicable to this Agreement. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered by the Company in a manner consistent with such intention and to avoid the pre-distribution inclusion in income of amounts deferred under this Agreement and the imposition of any additional tax or interest with respect thereto. Notwithstanding any other provision of this Agreement to the contrary, to the extent that any payment under this Agreement constitutes "nonqualified deferred compensation" under Section 409A, the following shall apply to the extent Section 409A is applicable to such payment:

(a) Any payable that is triggered upon the Employee's termination of employment shall be paid only if such termination of employment constitutes a "separation from service" under Section 409A; and

(b) All expenses or other reimbursements paid pursuant to this Agreement that are taxable income to Employee shall be paid no later than the end of the calendar year next following the calendar year in which Employee incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (c) such payment shall be made on or before the last day of Employee's taxable year following the taxable year in which the expense occurred. For purposes of Section 409A, Employee's right to receive installment payments of any severance amount, if applicable, shall be treated as a right to receive a series of separate and distinct payments.

In the event that Employee is deemed on the date of termination to be a "specified employee" as defined in Section 409A, then with regard to any payment or the provision of any benefit that is subject to Section 409A and is payable on account of a separation from service (as defined in Section 409A), such payment or benefit shall be delayed for until the earlier of (a) the first business day of the seventh (7th) calendar month following such termination of employment, or (b) Employee's death. Any payments delayed by reason of the prior sentence shall be paid in a single lump sum, without interest thereon, on the date indicated by the previous sentence and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

9.6. Multiple Counterparts; Electronic Signatures. This Agreement may be executed electronically or in pen-and-ink and in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same Agreement.

9.7. Notices. Any notices provided for in this Agreement shall be deemed delivered upon deposit in the United States mail, postage prepaid and marked for registered or certified mail, addressed to the Party to whom directed at the addresses set forth below or at such other addresses as may be substituted therefor by notice given hereunder. Notice given by any other means must be in writing and shall be deemed delivered only upon actual receipt.

If to the Company:

c/o Energy Fuels Resources (USA) Inc.

225 Union Blvd., Suite 600

Lakewood, CO 80228

Attention: Chairman of the Board of Energy Fuels Inc.

If to Employee to either the address listed below or, if Employee provides an updated mailing address to the Company's Human Resources department, to that updated address:

Mark S. Chalmers

9.8. Waiver. The waiver of any term or condition of this Agreement, or any breach thereof, shall not be deemed to constitute the waiver of the same or any other term or condition of this Agreement, or any breach thereof.

9.9. Severability. In the event any provision of this Agreement is found to be unenforceable or invalid, such provision shall be severable from this Agreement and shall not affect the enforceability or validity of any other provision of this Agreement. If any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other that would render the provision valid, then the provision shall have the construction that renders it valid.

9.10. Arbitration of Disputes. Except for disputes and controversies arising under Articles 6 or involving equitable or injunctive relief, any dispute or controversy arising under or in connection with this Agreement shall be conducted in accordance with the Colorado Rules of Civil Procedure and, unless the parties mutually agree on an arbitrator shall be arbitrated by striking from a list of potential arbitrators provided by the Judicial Arbiter Group in Denver, Colorado. If the Parties are unable to agree on an arbitrator, the arbitrator will be selected from a list of seven (7) potential arbitrators provided by the Judicial Arbiter Group in Denver. The Company and Employee will flip a coin to determine who will make the first strike. The parties will then alternate striking from the list until there is one arbitrator remaining, who will be the selected arbitrator. Unless the parties otherwise agree and subject to the availability of the arbitrator, the arbitration will be heard within sixty (60) days following the appointment, and the decision of the arbitrator shall be binding on Employee and the Company and will not be subject to appeal. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

9.11. Currency. Except as expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in United States dollars ($US).

9.12. Company's Maximum Obligations. The compensation set out in this Agreement represents the Company's maximum obligations, and other than as set out herein, Employee will not be entitled to any other compensation, rights or benefits in connection with Employee's employment or the termination of Employee's employment.

9.13. Full Payment; No Mitigation Obligation. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee.

 IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the Effective Date.

ENERGY FUELS INC.

By:	/s/ J. Birks Bovaird
Name:	J. Birks Bovaird
Title:	Chairman of the Board
Date:	April 18, 2024

ENERGY FUELS RESOURCES (USA) INC.

By:	/s/ David C. Frydenlund
Name:	David C. Frydenlund
Title:	Chief Financial Officer, General Counsel and Corporate Secretary
Date:	April 18, 2024

EMPLOYEE

/s/ Mark S. Chalmers
Name:	Mark S. Chalmers
Title:	President and Chief Executive Officer
Date:	April 18, 2024

EXHIBIT A

JOB DESCRIPTION

Employee will discharge the responsibilities and exercise the authority expected of a President and Chief Executive Officer of a public mining company. More specifically, in addition to exercising general control of and supervision over the Company's affairs, the following are the responsibilities of the President and Chief Executive Officer:

1. Foster a corporate culture that promotes ethical practices, encourages individual integrity and fulfills social responsibility;

2. Maintain a positive and ethical work climate that is conducive to attracting, retaining and motivating a diverse group of top-quality employees at all levels;

3. Develop and recommend to the Board, a long-term strategy and vision for the Company that leads to the creation of shareholder value;

4. Develop and recommend to the Board, annual business plans and budgets that support the Company's long-term strategy;

5. Determine the appropriate use of technology;

6. Develop and recommend to the Board, the allocation of capital necessary to achieve the Company's business plan;

7. Ensure that the day-to-day business affairs of the Company are appropriately managed, including evaluation of the Company's operating performance and initiating appropriate action where required;

8. Consistently strive to achieve the Company's financial and operating goals and objectives;

9. Ensure fair presentation of the financial condition of the Company in continuous disclosure documents, and oversight and assessment of internal and disclosure controls of the Company;

10. Ensure that the Company builds and maintains a strong positive relationship with its investors;

11. Ensure that the Company achieves and maintains a competitive position within the industry;

12. Ensure that the Company builds and maintains a strong positive relationship with its employees;

13. Ensure that the Company has an effective management team below the level of CEO and has an active plan for their development and succession;

14. Formulate and oversee the implementation of major corporate policies;

15. Ensure compliance with the Company's Corporate Disclosure Policy, Environment, Health, Safety and Sustainability Policy and other policies;

16. Build and maintain strong relationships with the corporate and public community; and

17. Ensure management support for Board Committees.

Employee shall report to the Board of Directors of EFI.

This position will be located in the Lakewood office with frequent travel as required.

Performance is to be based on Board-approved Performance Goals pursuant to EFI's STIP and LTIP, which will be evaluated once per year.

A-2

EXHIBIT B

FORM OF CONSULTING AGREEMENT

[Attached Hereto]

CONSULTING AGREEMENT

 This CONSULTING AGREEMENT (the "Agreement") is effective as of the __ day of __________, 202__ (the "Effective Date"), by and between Energy Fuels Resources (USA) Inc., a Delaware corporation ("EFRI"), Energy Fuels Inc., an Ontario corporation ("EFI"), and Mark S. Chalmers ("Consultant"). In this Agreement, EFRI and EFI are collectively referred to as the "Company," and Consultant and the Company may be referred to collectively as the "Parties" or generally and singularly as a "Party."

 In consideration of the promises and covenants set out in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant hereby agree as follows:

ARTICLE 1
REPORTING AND DUTIES

1.1. Duties. So that the Company will have the benefit of continued input of the knowledge and experience vested in Consultant, which Consultant gained during a crucial time in the Company's growth, Consultant agrees to become an independent contractor of the Company and to provide project management and other services related to Consultant's area of expertise or as otherwise agreed to by Company and Consultant. As an independent contractor of the Company, Consultant will provide, for the benefit of the Company, such services as may be requested from time to time by the President and CEO of EFI or his or her designee and as may be accepted by Consultant, and Consultant agrees to be available for twenty (20) hours of work per week during the first twelve (12) months and fifteen (15) hours of work per week during the second twelve (12) months of the Term of this Agreement (the "Consultant's Services"). On a regular basis, or more frequently if requested by the Company and agreed to by Consultant, Consultant shall provide status reports to the Company. Consultant's status reports shall be directed to President and CEO of the Company and any senior executives of the Company designated by the President and CEO of the Company. Consultant will provide the Consultant's Services during the Term of this Agreement, defined in Section 7.1. During the Term of this Agreement, Consultant agrees not to engage in any activity that would interfere with or prevent Consultant from providing Consultant's Services to the Company.

1.2. Fiduciary Nature of Work. Consultant and the Company have agreed that Consultant's work for the Company is fiduciary in nature and, as such, that Consultant shall owe the Company fiduciary duties including, but not limited to, duties of loyalty, good faith, and disclosure, during the Term of this Agreement.

1.3. Determination of Means and Manner of Work. Consultant will determine the means, manner, and priority of performing the Consultant's Services. Consultant agrees to diligently exert Consultant's best efforts and to employ professional competency and standards, to complete the Consultant's Services within the Term of this Agreement.

1.4. No Unilateral Expansion. The Company may not require Consultant to perform, and Consultant is not obligated to perform, any work or projects other than the Consultant's Services without the Parties entering into another, separate agreement in writing (whether in the format of this Agreement or otherwise).

1.5. Reporting; Administration. During the Term of this Agreement, Consultant's primary contact at Company will be the President and CEO or his or her designee. The President and CEO is responsible for administering the Agreement on behalf of the Company. Consultant shall report all hours worked to the President and CEO on a monthly basis, with the first report due by the 15th day of the month following the first month in which this Agreement becomes effective.

1.6. Use of Company Resources. In order to perform the Consultant's Services, Consultant and the Company recognize that Consultant will need access to certain Company resources. Therefore, during the Term of this Agreement, the Company will provide Consultant with reasonable use of and access to Company resources that the Company determines are necessary for Consultant to perform the Consultant's Services.

1.7. Consultant Is Not An Agent. Consultant will not hold himself out to be an employee or agent of the Company, or otherwise use the name of the Company in conducting business beyond Consultant's Services. Consultant has no right, power, or authority to bind the Company to any agreement, contract, or other matter. Consultant's email and other signatures shall not identify Consultant as employed by or an agent of the Company.

1.8. Place of Performance. Consultant generally may perform the Consultant's Services from a location of the Consultant's choosing and is responsible for arranging for any office space, furniture, and support when Consultant does so. Consultant is also responsible for arranging for any such support services Consultant needs to perform Consultant's Services. The Company will not reimburse Consultant for the expense or use of office space, furniture, or equipment that Consultant uses to complete the Consultant's Services. By mutual agreement with the Company, Consultant may be permitted to perform some or all of the Consultant's Services from Company premises including, but not limited to, office space and field sites.

1.9. Equipment and Materials. Unless otherwise provided for, Consultant will provide, at Consultant's expense, the tools, equipment, and basic materials Consultant uses to perform the Consultant's Services. Consultant shall be responsible for, and shall not charge the Company for, the costs of maintenance of the tools and equipment and/or of replenishing such materials. The Company shall be responsible for the cost of any specialized or bulk materials or equipment needed for the performance of Consultant's Services. If the Company provides Consultant with any tool, equipment, or material that Consultant uses in performing the Consultant's Services, Consultant will remain an independent contractor and will not become an employee of the Company.

ARTICLE 2
COMPENSATION

2.1. Professional Retainer Fee. The Company shall pay Consultant an hourly fee (the "Consultant's Fee") equal to: $1,250.00, which the Company and Consultant agree is comparable to that which would be paid to senior partners of global consulting firms.

On the Effective Date of this Agreement and on each December 31 thereafter (each an "Adjustment Date"), the Consultant's Fee shall be multiplied by an adjustment factor (the "Adjustment Factor") equal to GDP1 divided by GDP0, where:

  GDP0 = the final value for the Gross Domestic Product Implicit Price Deflator as published by the U.S. Department of Commerce ("GDP-IDP") for the Calendar Quarter ending on March 31, 2024; and
  GDP1 = the most recent value, whether advanced, preliminary, or final, for the GDP-IDP as of the Adjustment Date.

The Consultant's Fee calculated in accordance with the foregoing formula shall apply to all Consultant's Fees for services rendered up to and including the next Adjustment Date and shall be final regardless of subsequent adjustments to previous GDP-IDP values and in no case shall the Adjustment Factor be less than one (1.0). The official source of data for this calculation will be the Bureau of Economic Analysis.

2.2. Minimum Guaranteed Fee; Annual Retainer. The Company guarantees to pay Consultant for a minimum of 10 hours of work per week during the Term of this Agreement (the "Minimum Guaranteed Fee"). Thus, in any week in which the Consultant's Services require less than 10 hours of work, the Company will nevertheless pay Consultant for the full guarantee of 10 hours of work. If the Consultant works fewer than 10 hours in a week, the difference between the hours worked and the Minimum Guaranteed Fee does not carry forward to any future week. Based on the Minimum Guaranteed Fee, it is anticipated that the Company will pay Consultant an annual amount equivalent to the Consultant's Fee multiplied by 520 hours (10 hours per week x 52 weeks per year) (the "Annual Fee"). The Company will pay the Annual Fee in 12 roughly equal payments, each of which shall be made approximately once every month.

2.3. Compensation for Additional Consultant Services. If Consultant's services exceed 10 hours in a week (which shall be defined as between 12:01 a.m. on Sunday and 12:00 a.m. the Sunday that follows seven days later), then Consultant shall report the extra services to the Company for payment. The Company will pay Consultant for all excess work by multiplying the Consultant's Fee by the number of extra hours worked by Consultant in the week. Consultant shall report all hours worked to the President and CEO on an invoice submitted at least monthly.

2.4. Effect of the Agreement. Consultant acknowledges that Consultant is entitled to the Annual Fee and the Consultant's Fee for additional work performed only because of this Agreement. Absent this Agreement, Consultant would have no legal right or entitlement to any part of the Consultant's Fee.

2.5. Expenses. The Company will reimburse Consultant for reasonable out-of-pocket travel, communication, and other out-of-pocket expenses incurred by Consultant in performing the Consultant's Services, but excluding office space, furniture, equipment and support contemplated by Section 1.8 and tools, equipment, and materials contemplated by Section 1.9 which shall be paid by Consultant.

2.6. Taxation. Consultant is an independent contractor and, as an independent contractor, Consultant is solely responsible for paying all federal, state, and local income tax and self-employment tax due and owing in respect to the Consultant's Fee paid by the Company. Consultant will indemnify the Company as to any obligations that may arise relating to taxes, fines, and penalties due any government agency with respect to the Consultant's Fee. Consultant will provide the Company with a completed IRS Form W-9 within fifteen days after the Effective Date of this Agreement, and the Company will report all amounts paid under this Agreement on an IRS Form 1099.

2.7. No Benefits. Neither Consultant, nor Consultant's principal(s), employees, agents, or subcontractors will be eligible to participate in any insurance, incentive compensation, or other benefit programs which may be available to the employees of the Company, except as specifically set out in this Agreement. Specifically, Consultant understands and agrees, and will inform Consultant's employees, agents, and subcontractors (if any), that Consultant and its principal(s), employees, agents, and subcontractors are not entitled to participate in any of the Company's benefit plans that are provided to employees of the Company.

ARTICLE 3
UNEMPLOYMENT AND WORKERS' COMPENSATION, INSURANCE

3.1. Worker's Compensation. Consultant is an independent contractor and not an employee of the Company. CONSULTANT SHALL NOT BE ENTITLED TO, OR ELIGIBLE FOR, WORKER'S COMPENSATION BENEFITS AS A RESULT OF CONSULTANT'S SERVICES, AND THE COMPANY SHALL NOT PROVIDE WORKERS' COMPENSATION INSURANCE ON BEHALF OF OR PROVIDE WORKERS' COMPENSATION BENEFITS TO CONSULTANT'S EMPLOYEES OR SUBCONSULTANTS. Consultant shall comply with applicable Workers' Compensation law concerning Consultant's business and employees.

3.2. Unemployment. Consultant is an independent contractor and not an employee of the Company. CONSULTANT SHALL NOT BE ENTITLED TO, OR ELIGIBLE FOR, UNEMPLOYMENT COMPENSATION AS A RESULT OF CONSULTANT'S WORK FOR THE COMPANY, AND THE COMPANY SHALL NOT PROVIDE UNEMPLOYMENT COMPENSATION INSURANCE ON BEHALF OF, OR PROVIDE UNEMPLOYMENT COMPENSATION BENEFITS FOR CONSULTANT, CONSULTANT'S EMPLOYEES, OR CONSULTANT'S SUBCONSULTANTS. Consultant shall comply with applicable unemployment compensation law concerning Consultant's business and employees.

3.3. Insurance Coverage. The Company shall ensure that Consultant is covered under all applicable Company insurance policies for work performed at Company sites or at locations specified by the Company or as required in order for Consultant to perform duties, tasks or services for the Company, as well as travel to and from Company sites or such locations. Consultant shall not be required to obtain his own insurance coverage for the services provided by Consultant under this Agreement.

ARTICLE 4
RIGHTS TO WORK PRODUCT

4.1. Definitions. In this Agreement, the term "Work Product" means all things created or developed by Consultant as a result of performing duties and tasks for the Company or in the course of Consultant's performance of the Consultant's Services for the Company. Work Product includes, but is not limited to, images, video recordings, drawings, concepts, ideas, creative work(s), mock-ups, models, specifications, plans, strategies, drafts, writings, reports, and other tangible materials.

4.2. Notification of Work Product. Consultant agrees to inform the Company promptly of the full details of any invention, business or product information, discovery, concept or idea that Consultant conceives, completes, reduces to practice or otherwise creates (whether alone or with others) while performing Consultant's Services under this Agreement or during the period of twelve (12) months following termination of this Agreement, and that: (a) relates, at the time of conception or reduction to practice, to the Company's business or demonstrably anticipated research or development, including but not limited to the business of uranium recovery and sales, rare earth recovery and sales and thorium- or radium- based medical isotope recovery and sales; or (b) was developed in whole or in part on Company time or with the use of Company equipment, facilities, supplies, resources, materials, Confidential Information, or personnel; or (c) arises from or is suggested by any work Consultant performs or was hired to perform for the Company (collectively, "Developments"). Developments include, but are not limited to, information regarding the use, operation, or development of any of the following: hardware and apparatus, instructions or procedures, research and development materials, copyrights, patents, trademarks, ideas, concepts, processes, techniques, know-how, manufacturing and/or assembly designs, devices, results of study, product development concepts and plans, trade secrets and methods, formulae, and computer programs, as well as any improvements and related knowledge. Developments shall be included in the definition of Confidential Information for purposes of this Agreement.

4.3. Work Made for Hire. Each of Consultant's Work Products and Developments shall be deemed a "Work Made for Hire." The Company shall own all right, title, and interest in and to Work Product, including any copyright and trademarks in the Work Product. Consultant hereby assigns, transfers, and conveys to the Company all of Consultant's rights, title, and interest in such Work Product. Upon request of the Company, Consultant shall execute such additional documents that the Company may reasonably request confirming the Company's ownership of copyrights, trademarks, and other rights or assigning said copyrights, trademarks, and other rights to the Company. Consultant further agrees that if Company elects to file an application for patent protection on any Work Product or invention in which Consultant is or was involved, Consultant will execute all necessary documentation to effectuate the patent application, including formal assignments in favor of the Company. Consultant will cooperate with attorneys and other persons designated by the Company and provide all cooperation reasonably required for the orderly prosecution of such patent application or to otherwise protect the Company's interest in the Work Product. The Company will pay all reasonable expenses incurred for the preparation and prosecution of patent applications. The Company is not obligated to make additional payment to Consultant for any actions Consultant takes under this Article 4. If Consultant is unable or unwilling to provide such cooperation, Consultant shall be deemed to, and does hereby, give to the Company a limited power of attorney to execute such documents and perform such other acts as may be required in Consultant's name.

4.4. Consultant's Representations. If, during the Term of this Agreement, Consultant incorporates into the Work Product an invention or other idea or product to which Consultant owns the rights, the Company (and its Successors) is (are) hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, offer to sell, and sell such invention or other idea or product as part of or in connection with the Work Product.

4.5. Post-Agreement Use of Work Product. Both during the Term of this Agreement and continuing perpetually after this Agreement terminates, the Company shall have the right to modify, edit, revise, and alter the Work Product without the assistance or approval of Consultant. Consultant may not make modifications to the Work Product following the termination of this Agreement unless Consultant first obtains written permission to do so from the Company's President and CEO.

4.6. Prior Inventions. Consultant attaches hereto as Schedule A a list of discoveries, creative works, and inventions made by Consultant while not employed by the Company and which, therefore, do not constitute Developments ("Prior Inventions"). Any dispute or controversy regarding whether an invention is a Prior Invention shall be construed against Consultant, Consultant having had the opportunity to list all prior inventions on Exhibit A. To the extent that any Prior Invention is used by Consultant in the course of performing services under this Agreement, or is otherwise disclosed (other than solely through listing such Prior Inventions on Schedule A) or furnished to the Company, Consultant shall be deemed to grant to the Company a non-exclusive, royalty-free, worldwide, perpetual, irrevocable, assignable, license to use, make, have made, reproduce, modify, improve, sell, and otherwise exploit such Prior Invention for any and all purposes.

ARTICLE 5
CONFIDENTIALITY

5.1. Position of Trust and Confidence. Consultant acknowledges that in the course of discharging his responsibilities, he will occupy a position of trust and confidence with respect to the affairs and business of the Company and its customers and clients, and that he will have access to and be entrusted with detailed confidential information concerning the present and contemplated mining and exploration projects, prospects, and other business opportunities of the Company. Consultant acknowledges that the disclosure of any such confidential information to the competitors of the Company or to the general public would be highly detrimental to the best interests of the Company. Consultant further acknowledges and agrees that the right to maintain such detailed confidential information constitutes a proprietary right which the Company is entitled to protect.

5.2. Definition of Confidential Information. In this Agreement, "Confidential Information" means any information disclosed by or on behalf of the Company to Consultant or developed by Consultant in the performance of his responsibilities at any time before or after the execution of this Agreement, and includes any information, documents, or other materials (including, without limitation, any drawings, notes, data, reports, photographs, audio and/or video recordings, samples and the like) relating to the business or affairs of the Company or its respective customers, clients or suppliers that is confidential or proprietary whether or not such information:

(i) is reduced to writing;

(ii) was created or originated by Consultant;

(iii) is designated or marked as "Confidential" or "Proprietary" or some other designation or marking; or

(iv) is a trade secret or contains trade secret information.

The Confidential Information includes, but is not limited to, the following categories of information relating to the Company to the extent that the information is not public or is not generally known:

(a) information concerning the present and contemplated mining, milling, processing and exploration projects, prospects and opportunities, including joint venture projects, of the Company;

(b) information concerning the application for permitting and eventual development or construction of the Company's properties, the status of regulatory and environmental matters, the compliance status with respect to licenses, permits, laws and regulations, property and title matters and legal and litigation matters;

(c) information of a technical nature such as ideas, discoveries, inventions, improvements, trade secrets, know-how, manufacturing processes, specifications, writings and other works of authorship;

(d) financial and business information such as the Company's business and strategic plans, earnings, assets, debts, prices, pricing structure, volume of purchases or sales, production, revenue and expense projections, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, or other financial data whether related to the Company's business generally, or to particular products, services, geographic areas, or time periods;

(e) supply and service information such as goods and services suppliers' names or addresses, terms of supply or service contracts of particular transactions, or related information about potential suppliers to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, although generally known or available, yields advantages to the Company, the details of which are not generally known;

(f) marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, sales forecasts or results of marketing efforts or information about impending transactions;

(g) personnel information relating to other Consultants, contractors, or agents, such as personal histories, compensation or other terms of employment or engagement, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other Consultant information;

(h) customer information, such as any compilation of past, existing or prospective customers' names, addresses, backgrounds, requirements, records of purchases and prices, proposals or agreements between customers and the Company, status of customer accounts or credit, or related information about actual or prospective customers;

(i) computer software of any type or form and in any stage of actual or anticipated development, including but not limited to, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, float charts, coding sheets, and the like), source codes, object code and load modules, programming, program patches and system designs; and

(j) all information which becomes known to Consultant as a result of Consultant's employment by the Company or services performed under this Agreement, which Consultant acting reasonably, believes or ought to believe is confidential or proprietary information from its nature and from the circumstances surrounding its disclosure to Consultant.

5.3.  Exclusions. Confidential Information does not include Consultant's general knowledge, skill, or general expertise developed through work experience, or information provided to Consultant through general training; or information Consultant has a right to disclose as legally protected conduct. Additionally, "Confidential Information" does not include information that the Consultant can reasonably demonstrate:

(a) was public knowledge or in the public domain prior to receiving it from the Company, or thereafter becomes public knowledge or in the public domain through no breach of the obligations of confidentiality owed to the Company by Consultant pursuant to this Agreement, or is easily ascertainable to the general public;

(b) was known by Consultant prior to the disclosure or exposure of such information to Consultant by the Company;

(c) was independently developed by Consultant without any use of the Company's Confidential Information; or

(d) was received in good faith from a third party who, to the best of the Consultant's knowledge, legally held it and transmitted it without breaching an obligation of confidentiality owed to the Company.

Finally, "Confidential Information" does not include any information that an authorized agent of the Company has given Consultant written authorization to disclose publicly. Because the confidential nature of information may change over time, the Company encourages Consultant to obtain clarification from the Company before disclosing to any third party any Company information that Consultant knows was Confidential Information and that Consultant believes is no longer Confidential Information.

5.4. Non-Disclosure. Consultant, both during the Term of this Agreement and for a period of five (5) years after the termination of this Agreement, irrespective of the time, manner, or cause of termination, will:

(a) retain in confidence all of the Confidential Information;

(b) refrain from disclosing to any person including, but not limited to, customers and suppliers of the Company, any of the Confidential Information except for the purpose of carrying out Consultant's responsibilities with the Company;

(c) refrain from directly or indirectly using or attempting to use such Confidential Information in any way, except for the purpose of carrying out Consultant's responsibilities to the Company; and

(d) not retain any Confidential Information belonging to the Company after the earlier of the date Consultant's employment with the Company ends or the Company requests that Consultant return the Confidential Information.

Notwithstanding Sections 5.3 and 5.4, nothing in this Agreement is intended to or shall be construed as limiting Consultant's ability to disclose or discuss, either orally or in wring, any alleged discriminatory or unfair employment practice.

Consultant shall deliver promptly to the Company, at the termination of this Agreement (regardless of reason), or at any other time at the Company's request, without retaining any copies, all documents and other materials in Consultant's possession relating, directly or indirectly, to any Confidential Information. Additionally, Consultant shall provide the Company with all passwords and similar information known to Consultant that Consultant used in the performance of Consultant's duties for the Company to the extent the passwords or similar information were used to access Company systems. To the extent that Consultant was provided with access to the Company's log-in credentials for third-party software during Consultant's employment, Consultant agrees not to use those credentials or to change those credentials after Consultant's employment by the Company ends.

It is understood that, should Consultant be subject to subpoena or other legal process to seek the disclosure of any of the Company's Confidential Information, Consultant will advise the Company of such process and provide the Company with the necessary information to seek to protect the Confidential Information.

5.5. Whistleblower Laws. The foregoing obligations of confidentiality set out in this Article V are subject to applicable whistleblower laws, which protect Consultant's right to provide information to governmental and regulatory authorities, including communications with the U.S. Securities and Exchange Commission about possible securities law violations. Notwithstanding any other provision in this Agreement, Consultant is not required to seek the Company's permission or notify the Company of any communications made in compliance with applicable whistleblower laws, and the Company will not consider any such communications to violate this Agreement or any other agreement between the Consultant and the Company or any Company policy by which Consultant is bound.

5.6. Defense of Trade Secrets. Pursuant to 18 U.S.C. § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or under comparable process permitted by the applicable court (regardless of nomenclature). Additionally, an individual suing the Company for retaliation based on the reporting of a suspected violation of law may disclose a trade secret (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investing a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or under comparable process permitted by the applicable court, regardless of nomenclature. For the avoidance of doubt, nothing in this Section 5.6 and nothing in this Agreement is intended to or should be construed as a waiver of attorney-client privilege by the Company.

5.7. Reasonableness. Consultant and the Company agree that the restrictions contained in this Article V are reasonable and necessary to protect the Company's confidential business information.

ARTICLE 6
RESTRICTIONS ON COMPETITION

6.1. Restrictions are Reasonable and Necessary. During the Term of this Agreement, Consultant will have access to, develop, and use the Company's trade secret information. As a result, Consultant and the Company agree that the restrictions on competition set out in Sections 6.2, 6.3, and 6.4 are reasonable and necessary to protect the Company's legitimate interest in protecting its trade secrets from use (including inadvertent and unintentional use) and disclosure.

6.2. Duty of Loyalty. Consultant agrees that, during the Term of this Agreement, Consultant owes the Company a duty of loyalty which prohibits Consultant from taking any step on behalf of Consultant or any other person or entity to compete with the Company. Consultant further agrees that Consultant owes the Company a fiduciary duty of care, which prevents Consultant from diverting business opportunities away from the Company and from co-opting the Company's business opportunities for personal profit or in order to benefit an unrelated entity during Consultant's affiliation with the Company under this Agreement.

6.3. Non-Solicitation. In order to protect the Company's trade secrets, Consultant agrees that during the period beginning on the Effective Date of this Agreement and continuing for twelve (12) months after the termination of this Agreement (regardless of the reason for the termination), Consultant will not, either individually or in partnership or jointly or in conjunction with any other person, entity, or organization, as principal, agent, consultant, contractor, employer, employee, manager, member, or in any other manner:

(a) for the benefit of any person, entity, or organization operating a business which competes with the Company, directly or indirectly solicit business from any customer, client, or business relation ("Client") of the Company, or any prospective Client that the Company actively solicited during Consultant's prior employment with the Company and/or during the Term of this Agreement and either (a) with whom Consultant had direct contact on behalf of the Company, or (b) about whom Consultant received confidential, proprietary or trade secret information as a result of Consultant's work on behalf of the Company;

(b) directly or indirectly attempt to direct any Client away from the Company or to discontinue or reduce any one or more of their relationships with the Company; or

(c) directly recruit, offer to hire, entice away, or otherwise hire any person who was an officer, employee, consultant, independent contractor, agent, licensee, supplier, or business relation of the Company, or direct any other person to engage in conduct that would be prohibited if Consultant engaged in it, on behalf of any person, entity, or organization other than the Company.

6.4. Non-Competition. Also in order to protect the Company's trade secrets, Consultant and the Company agree that, in view of the very unique business circumstances of the Company, the following additional restrictions on Consultant's ability to compete with the Company during the Covered Period are reasonable and necessary to protect the Company's legitimate interests in protecting its trade secrets In this Agreement the "Covered Period" is defined as the period beginning on the Effective Date of this Agreement and continuing for a period equal to: (A) if during the period ending twenty-four months after the Effective Date of this Agreement this Agreement is terminated by the Company for Just Cause or is terminated by Consultant for any reason other than as a result of a breach of this Agreement by the Company, twenty-four months after the Effective Date of this Agreement; and (B) otherwise, for the Term of this Agreement.

During the Covered Period, Consultant will not engage in any Competitive Activities anywhere within the world. The term "Competitive Activities" means (a) owning, managing, operating, joining, being a director or manager of or otherwise controlling any Competitive Business, (b) participating in the ownership, management, operation or control of (other than as a holder of less than 5% of the shares of a public company) or board of directors of any Competitive Business, and (c) providing services comparable to those Consultant performed as the Company's President and Chief Executive Officer or otherwise under this Agreement, whether as an employee, independent contractor, consultant, volunteer, officer, director, member, manager, or creditor of any Competitive Business. For the purposes of this Agreement, a "Competitive Business" is any business in the uranium, rare earth or thorium- or radium-based targeted alpha therapy industries and any business that intends to enter into the uranium, rare earth and/or thorium- or radium-based targeted alpha therapy industries.

6.5. Remedies for Breach of Restrictive Covenants. Consultant acknowledges that in connection with Consultant's work performed under this Agreement, he will receive or will become eligible to receive substantial benefits and compensation. Consultant acknowledges that Consultant's work performed under this Agreement and all compensation and benefits from such work will be conferred by the Company upon Consultant only because and on the condition of Consultant's willingness to commit Consultant's best efforts and loyalty to the Company, including protecting the Company's Confidential Information and abiding by the restrictive covenants outlined in this Article 6. Consultant agrees that his obligations set out in this Article 6 will not unduly restrict or curtail Consultant's legitimate efforts to earn a livelihood following any termination of his employment with the Company. Consultant agrees that the restrictions contained in this Article 6 are reasonable and necessary and all defenses to the strict enforcement of these restrictions by the Company are waived by Consultant. Consultant further acknowledges that a breach or threatened breach by Consultant of any of the provisions contained in this Article 6 would cause the Company irreparable harm which could not be adequately compensated in damages alone. Consultant further acknowledges that it is essential to the effective enforcement of this Agreement that, in addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, the Company will be entitled to seek and obtain, in a summary manner, from a court of competent jurisdiction, interim, interlocutory, preliminary, and permanent injunctive relief, specific performance, and other equitable remedies, without bond or other security being required. In addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, in the event of a breach of any of the covenants or other obligations contained in this Agreement, the Company will be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remuneration or benefits which Consultant directly or indirectly has realized or may realize relating to, arising out of or in connection with any such breach. Should a court of competent jurisdiction declare any of the covenants set out in this Article 6 unenforceable, the court shall be empowered and directed to modify and reform such covenants so as to provide relief reasonably necessary to protect the legitimate interests of the Company and to award injunctive relief, damages, or both to which the Company may be entitled. The remedies set out in this Agreement are in addition to other remedies that may be available at law and equity including, without limitation, remedies under the Universal Trade Secrets Act and the Federal Defend Trade Secrets Act.

ARTICLE 7
TERM AND TERMINATION OF THE AGREEMENT

7.1. Term of the Agreement. The Agreement shall begin on the Effective Date and end on the date that falls 730 days after the Effective Date (the "Initial Expiration Date"), unless this Agreement is terminated sooner under the provisions of this Article or unless the termination date of this Agreement is extended in accordance with this Section 7.1. Consultant and the Company may agree to extend the termination date of this Agreement for an additional period by entering into a written and signed agreement to extend the termination date (the "Extended Termination Date") or to modify the termination date in this Agreement. The time period beginning on the Effective Date and concluding upon the termination of this Agreement, for any cause, is referred to in this Agreement as the "Term of the Agreement."

7.2. Termination of the Agreement. Except as otherwise provided herein, this Agreement will terminate upon the occurrence of any of the following:

(a) Notice by the Company. The Company may terminate this Agreement for Just Cause, as that term is defined in this Agreement, by providing written notice to Consultant. A termination for Just Cause is effective upon the date the Company provides written notice of termination to Consultant unless the Company designates a later date.

(b) Notice by Consultant. Consultant may terminate this Agreement by providing written notice to the Company if the Company breaches Article 2 or Article 3 of this Agreement, Consultant provides the Company with written notice of the alleged breach, and the Company fails to take steps to cure the alleged breach within forty-five (45) days after it first receives the written notice of the alleged breach from the Consultant. A termination under this Agreement is effective on the date Consultant delivers written notice of termination to the Company.

(c) Death or Disability. The Agreement will terminate automatically upon Consultant's death or, at the Company's option, upon Consultant's becoming Disabled (as that term is defined in this Agreement).

(d) Termination Upon Planned Expiration. This Agreement will terminate upon the Initial Termination Date, or, if this Agreement is extended under this Article 7, upon the Extended Termination Date.

7.3. Definition of Disabled. As used herein, "Disabled" shall mean a mental or physical impairment which, in the reasonable opinion of a qualified doctor selected by mutual agreement of the Company and Consultant, renders Consultant unable, with or without reasonable accommodation, to perform with reasonable diligence one or more of the essential functions and duties of Consultant's position on a full-time basis and in accordance with the terms of this Agreement, which inability continues for a period of not less than one hundred eighty (180) consecutive days. The providing of service to the Company for up to two (2) three (3) day periods during the one hundred eighty (180) day period of disability will not affect the determination as to whether Consultant is Disabled and will not restart the one hundred eighty (180) day period of disability. If any dispute arises between the Parties as to whether Consultant is Disabled, Consultant will submit to an examination by a physician selected by the mutual agreement of the Company and Consultant, acting reasonably, at the Company's expense. The decision of the physician will be certified in writing to the Company and will be sent by the physician to Consultant or Consultant's legally authorized representative and will be conclusive for the purposes of determining whether Consultant is Disabled. If Consultant fails to submit to a medical examination within twenty (20) days after the Company's request, Consultant will be deemed to have voluntarily terminated the Agreement without a breach of this Agreement by the Company.

7.4. Definition of Just Cause. As used in this Agreement, the term "Just Cause" will mean any one or more of the following events:

(a) Theft, fraud, dishonesty, or misappropriation by Consultant involving the property, business, or affairs of the Company, or the discharge of Consultant's Services or the exercise of his authority on behalf of the Company;

(b) Willful misconduct or the willful failure by Consultant to properly discharge his responsibilities or to adhere to the policies of the Company;

(c) Consultant's gross negligence in the performance of the Consultant's Services or involving the property, business, or affairs of the Company to the material detriment of the Company;

(d) Consultant's conviction of a criminal or other statutory offense that constitutes a felony or which has a potential sentence of imprisonment greater than six (6) months or Consultant's conviction of a criminal or other statutory offense involving, in the sole discretion of the Board of Directors of EFI, moral turpitude;

(e) Consultant's material breach of a fiduciary duty owed to the Company;

(f) Any breach by Consultant of the covenants contained in Articles 5 or 6 or Section 8.2 of this Agreement.

(g) Consultant's unreasonable refusal to follow the lawful written direction of the Company or the Board of Directors of EFI, on any material matter;

(h) Any conduct of Consultant which, in the reasonable opinion of the Company or Board of Directors of EFI, is materially detrimental or embarrassing to the Company; or

(i) Any other conduct by Consultant that would constitute Just Cause, as that term is defined at law.

The Company must provide written notice to Consultant prior to termination for Just Cause pursuant to Sections 6.4(c), 6.4(f), 6.4(g), 6.4(h), or 6.4(i) and provide Consultant the opportunity to correct and cure the failure within thirty (30) calendar days from the receipt of such notice. If the parties disagree as to whether the Company had Just Cause to terminate the Agreement, the dispute will be submitted to binding arbitration pursuant to Section 8.6 below.

7.5. Effect of Termination.

(a) Termination Under Section 7.2(a), (c) or (d). If this Agreement terminates under Section 7.2 (a), (c) or (d), then:

(i) Consultant shall have no further claim to, and the Company shall have no obligation to pay to Consultant, any part of the Consultant's Fee or Annual Fee that Consultant did not earn before the termination of this Agreement. The Company will pay to Consultant any part of the Consultant's Fee or Annual Fee that Consultant earned before the termination of the Agreement and had not been paid prior to the time of termination; and

(ii) Any RSUs held by Consultant that have vested on or before the termination date shall be paid (or the shares issuable thereunder issued) to Consultant or his legal representative or estate as applicable. Any RSUs held by Consultant that are not vested on or before the termination date will be immediately cancelled and forfeited to the Company on the termination date.

(b) Termination under Section 7.2(b) or by the Company for any Reason Other than Pursuant to Sections 7.2(a), (c), or (d). If this Agreement terminates under Section 7.2 (b), or by the Company for any reason other than pursuant to Sections 7.2(a), (c) or (d), then:

(i) The Company will pay to Consultant any part of the Consultant's Fee or Annual Fee that Consultant earned before the termination of the Agreement and had not been paid prior to the time of termination;

(ii) All Consultant Fees payable under Section 2.2 for the Minimum Guaranteed Fee through the remainder of the Initial Expiration Term or Extended Expiration Date if applicable, had the Agreement not been so terminated, shall become immediately due and payable to Consultant and shall be paid by the Company to Consultant promptly upon such termination; and

(iii) any period of restriction and other restrictions imposed on all RSUs shall lapse, and all RSUs shall be immediately settled and payable (or the shares issuable thereunder issued);

(c) Return of Materials. Upon the termination of this Agreement, regardless of the reason for that termination, and at any earlier time upon request of the Company, Consultant will return any and all Company property to the Company, including, but not limited to, property containing Confidential Information as that term is defined in this Agreement. For the avoidance of doubt, the property that Consultant must return includes, but is not limited to, any customer information, production information, manufacturing-related information, pricing information, files, memoranda, reports, pass codes, access cards, log-in information (including username and password, which Consultant shall not change or alter after providing to the Company), training or other reference manuals, Company vehicle, telephone, gas cards, or other Company credit cards, keys, computers, laptops, including any computer disks and drives, software, facsimile machines, memory devices, printers, telephones, pagers, and the like. Consultant shall not use log-in credentials to access any Company system or any system used by the Company after the termination of this Agreement, unless expressly authorized to do so in writing by the President and CEO.

(d) Survival of Certain Terms. The restrictions set out in Articles 4 and 5 and Section 6.3 of this Agreement are intended to and do survive the termination of this Agreement, and the Company shall have no obligation to pay Consultant any additional fee or amount after the termination of this Agreement to secure the continuation of Consultant's obligations under Articles 4 and 5 and Section 6.3 of this Agreement.

ARTICLE 8
GENERAL PROVISIONS

8.1. Governing Law. This Agreement is entered into and will be governed and interpreted in accordance with the laws of the State of Colorado, without regard to conflicts of laws rules and principles.

8.2. Assignment of Contract. The Company has specifically contracted Consultant to personally perform the Consultant's Services. As a result, Consultant may not assign, in whole or in part, Consultant's performance of the Consultant's Services under this Agreement to a subcontractor, employee, or other third party without first receiving written permission from the President and CEO. Consultant's breach of this provision will be grounds for immediate termination of this Agreement.

8.3. Notices. Any notice provided for in this Agreement shall be deemed delivered upon deposit in the United States mail, postage prepaid and marked for registered or certified mail, addressed to the party to whom directed at the address set forth below or at such other address(es) as may be substituted therefor by notice given hereunder. Notice given by any other means must be in writing and shall be deemed delivered only upon actual receipt.

If to the Company:

c/o Energy Fuels Resources (USA) Inc.

225 Union Blvd., Suite 600

Lakewood, CO 80228

Attention: President and Chief Executive Officer

If to Consultant to either the address listed below or, if Consultant provides an updated mailing address to the Company's Human Resources department, to that updated address:

Mark S. Chalmers

8.4. Waiver. The waiver of any term or condition of this Agreement, or any breach thereof, shall not be deemed to constitute the waiver of the same or any other term or condition of this Agreement, or any breach thereof.

8.5. Severability. In the event any provision of this Agreement is found to be unenforceable or invalid such provision shall be severable from this Agreement and shall not affect the enforceability or validity of any other provision of this Agreement. If any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other that would render the provision valid, then the provision shall have the construction that renders it valid.

8.6. Arbitration of Disputes. Except for disputes and controversies arising under Articles 5 or Article 6 or involving equitable or injunctive relief, any dispute or controversy arising under or in connection with this Agreement shall be conducted in accordance with the Colorado Rules of Civil Procedure and, unless the parties mutually agree on an arbitrator, shall be arbitrated by striking from a list of potential arbitrators provided by the Judicial Arbiter Group in Denver, Colorado. If the parties are unable to agree on an arbitrator, the arbitrator will be selected from a list of seven (7) potential arbitrators provided by the Judicial Arbiter Group in Denver, Colorado. The Company and Consultant will flip a coin to determine who will make the first strike. The Parties will then alternate striking from the list until there is one arbitrator remaining, who will be the selected arbitrator. Unless the Parties otherwise agree and subject to the availability of the arbitrator, the arbitration will be heard within sixty (60) days following the appointment, and the decision of the arbitrator shall be binding on Consultant and the Company and will not be subject to appeal. Judgement may be entered on the arbitrator's award in any court having jurisdiction.

8.7. Currency. Except as expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in United States dollars ($US).

8.8. Multiple Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement. The Parties agree that an electronic signature or faxed signature on this Agreement may substitute for, and will have the same legal effect as, an original pen-and-ink signature.

8.9. Entire Agreement; Modification. This is the entire Agreement between the Company and Consultant on the subject matter set out in this Agreement. This Agreement is not intended to and does not displace, modify, alter, terminate, cancel, or replace Consultant's post-employment obligations to the Company under the Amended and Restated Employment Agreement or the Confidentiality and Non-Solicitation Agreement, entered into between Consultant and the Company. This Agreement cannot be changed or modified unless the change or modification is made in writing and signed by Consultant and the President and CEO. The Parties agree and acknowledge that they have not relied upon any statements, representations, agreements, or warranties, except for those expressed in this Agreement.

8.10. Knowing and Voluntary Agreement. Consultant and the Company enter into this Agreement knowingly and not because of duress, coercion, or other improper influence. Consultant and the Company acknowledge that they had sufficient time and opportunity to consult with an attorney about the content of this Agreement. Consultant and the Company further acknowledge that they have read and fully understand the terms set out in this Agreement.

8.11. Company's Maximum Obligations. The compensation set out in this Agreement represents the Company's maximum obligations, and other than as set out herein, Consultant will not be entitled to any other compensation, rights, or benefits in connection with the performance of the Consultant's Services, this Agreement, or the termination of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this CONSULTING AGREEMENT as of the Effective Date:

ENERGY FUELS INC.

By:
Name:
Title:
Date:

ENERGY FUELS RESOURCES (USA) INC.

By:
Name:
Title:
Date:

CONSULTANT

Name:	Mark S. Chalmers
Date:

 The following page contains a Notice of Restrictive Covenant that should be used at the time that the Employment Agreement and Confidentiality and Non-Solicitation Agreements are to be executed. The Notice of Restrictive Covenant is not a part of the Employment Agreement or the Confidentiality and Non-Solicitation Agreement. The notice needs to be given with a copy of the Employment Agreement and a copy of the Confidentiality and Non-Solicitation Agreement attached.

Notice of Restrictive Covenants

 With this Notice, Energy Fuels Inc. and Energy Fuels Resources (USA) Inc. (the "Company") are providing you with an Amended and Restated Employment Agreement and a Confidentiality and Non-Solicitation Agreement (the "Agreements") that you are being asked to sign.

 Please review the Agreements carefully before you sign them. Both Agreements contain restrictive covenants as defined by Colorado law, which may restrict your future employment opportunities and opportunities to compete with the Company. The restrictive covenants that may limit your post-employment options and opportunities are contained in Article 5 and Article 6 of the Amended and Restated Employment Agreement and in Section 2.4 and Article 3 of the Confidentiality and Non-Solicitation Agreement.

 The Company recommends that you read the entirety of the Agreements before you sign them. This Notice describes only some of the provisions of the Agreement. The Company recommends that you consult with an attorney before signing either agreement.

 As a condition of execution and delivery of both Agreements by all parties thereto, you are required to sign the acknowledgment below and to provide your signed acknowledgement to the Company. Signing the acknowledgement below does not bind you to either the Amended and Restated Agreement or the Confidentiality and Non-Solicitation Agreement.

Acknowledgement

 I acknowledge that I received and read this Notice of Restrictive Covenants, which is in the language that my supervisor uses to communicate with me about my job performance, and that I received a copy of the Amended and Restated Employment Agreement and a copy of the Confidentiality and Non-Disclosure Agreement when the Company gave me this Notice of Restrictive Covenants more than 14 days before the effective date of the Agreements.

/s/ Mark S. Chalmers	April 18, 2024
By: Mark S. Chalmers	Date

SCHEDULE A

Prior Inventions

Nil

 The following page contains a Notice of Restrictive Covenant that should be used at the time that the Consulting Agreement is to be executed.  The Notice of Restrictive Covenant is not a part of the Consulting Agreement.  The current intention to execute the Consulting Agreement in roughly two years raises the possibility that the law governing consulting arrangements or restrictive covenants could change before the Consulting Agreement is signed. The Parties agree that the Consulting Agreement will undergo legal review for any necessary changes resulting from any changes in the law governing consulting arrangements or restrictive covenants before it is executed. Changes to the Notice of Restrictive Covenant may be necessary, depending on whether and how the Consulting Agreement is modified at that time.

Notice of Restrictive Covenants

 With this Notice, Energy Fuels Inc. and Energy Fuels Resources (USA) Inc. (the "Company") are providing you with a Consulting Agreement that you are being asked to sign.

 Please review the Consulting Agreement carefully before you sign it. The Consulting Agreement contains restrictive covenants that may restrict your future competition with the Company and/or your post-employment employment options and opportunities. The restrictive covenants are found in Articles 5 and 6 of the Consulting Agreement.

 The Company recommends that you read the entirety of the Consulting Agreement before you sign it. This Notice describes only some of the provisions of each agreement. The Company recommends that you consult with an attorney before signing the Consulting Agreement.

 As a condition of execution and delivery of each agreement by all parties thereto, you are required to sign the acknowledgment below and to provide your signed acknowledgement to the Company. Signing the acknowledgement below does not bind you to the Consulting Agreement.

Acknowledgement

 I acknowledge that I received and read this Notice of Restrictive Covenants, which is in the language that my supervisor uses to communicate with me about my job performance, and that I received a copy of the Consulting Agreement when the Company gave me this Notice of Restrictive Covenants more than 14 days before the effective date of the Consulting Agreement.

By: Mark S. Chalmers	Date

EXHIBIT C

CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

[Attached Hereto]

CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

This Confidentiality and Non-Solicitation Agreement is entered into between Energy Fuels Resources (USA) Inc., a Delaware corporation (“EFRI”), Energy Fuels Inc., an Ontario Corporation (“EFI” and together with EFRI, the “Company”) and Mark S. Chalmers (“Employee”) and is effective as of the 10th day of April 2024 (the “Effective Date”).

RECITALS

A. Employee and the Company have separately entered into an Employment Agreement, which is conditional based on Employee's execution of this Confidentiality and Non-Solicitation Agreement.

B. In order for Employee to perform Employee's duties for the Company under the Employment Agreement, it will be necessary for Employee to have access to the Company's confidential, proprietary, and competitively sensitive information, some of which is trade secret information.

C. The Company and Employee therefore desire to enter into an agreement to protect the confidentiality of the Company's confidential, proprietary, and competitively sensitive information, including without limitation its trade secrets.

AGREEMENT

In exchange for good and valuable consideration, the sufficiency of which Employee and the Company hereby acknowledge, Employee and the Company agree and covenant as follows:

ARTICLE 1
CONSIDERATION

1.1. Condition of Employment. Employee enters into this Confidentiality and Non-Solicitation Agreement as a condition of the Employment Agreement and Employee's employment under the Employment Agreement. Absent Employee's agreement to this Confidentiality and Non-Solicitation Agreement, the Employment Agreement between the Company and Employee shall have no force and no effect and shall be treated as though it is void ab initio and the Company will not employ Employee. Although the Employment Agreement may periodically renew, this Confidentiality and Non-Solicitation Agreement does not automatically renew and need not be executed each time the Employment Agreement renews. Instead, Employee and the Company agree that the obligations set out in this Confidentiality and Non-Solicitation Agreement are perpetual or shall continue for the time expressly set forth in this Confidentiality and Non-Solicitation Agreement.

1.2. Access to Confidential and Trade Secret Information. In exchange for Employee's promises and covenants contained in this Confidentiality and Non-Solicitation Agreement, the Company will provide Employee with the access to 's the Company's Confidential Information (as defined below) that Employee needs to perform Employee's duties for the Company.

ARTICLE 2
CONFIDENTIALITY

2.1. Position of Trust and Confidence. Employee acknowledges that in the course of discharging his responsibilities, he or she will occupy a position of trust and confidence with respect to the affairs and business of the Company and its customers and clients, and that he or she will have access to and be entrusted with detailed confidential information concerning the present and contemplated mining and exploration projects, prospects, and other business opportunities of the Company. Employee acknowledges that the disclosure of any such confidential information to the competitors of the Company or to the general public would be highly detrimental to the best interests of the Company. Employee further acknowledges and agrees that the right to maintain such detailed confidential information constitutes a proprietary right which the Company is entitled to protect.

2.2. Definition of Confidential Information. In this Agreement, "Confidential Information" means any information disclosed by or on behalf of the Company to Employee or developed by Employee in the performance of his responsibilities at any time before or after the execution of this Agreement, and includes any information, documents, or other materials (including, without limitation, any drawings, notes, data, reports, photographs, audio and/or video recordings, samples and the like) relating to the business or affairs of the Company or its respective customers, clients or suppliers that is confidential or proprietary whether or not such information:

(i) is reduced to writing;

(ii) was created or originated by an employee;

(iii) is designated or marked as "Confidential" or "Proprietary" or some other designation or marking; or

(iv) is a trade secret or contains trade secret information.

The Confidential Information includes, but is not limited to, the following categories of information relating to the Company, to the extent that the information is not public or not generally known:

(a) information concerning the present and contemplated mining, milling, processing and exploration projects, prospects and opportunities, including joint venture projects, of the Company;

(b) information concerning the application for permitting and eventual development or construction of the Company's properties, the status of regulatory and environmental matters, the compliance status with respect to licenses, permits, laws and regulations, property and title matters and legal and litigation matters;

(c) information of a technical nature such as ideas, discoveries, inventions, improvements, trade secrets, know-how, manufacturing processes, specifications, writings and other works of authorship;

(d) financial and business information such as the Company's business and strategic plans, earnings, assets, debts, prices, pricing structure, volume of purchases or sales, production, revenue and expense projections, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, or other financial data whether related to the Company's business generally, or to particular products, services, geographic areas, or time periods;

(e) supply and service information such as goods and services suppliers' names or addresses, terms of supply or service contracts of particular transactions, or related information about potential suppliers to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, although generally known or available, yields advantages to the Company, the details of which are not generally known;

(f) marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, sales forecasts or results of marketing efforts or information about impending transactions;

(g) personnel information relating to other employees, contractors, or agents, such as personal histories, compensation or other terms of employment or engagement, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information;

(h) customer information, such as any compilation of past, existing or prospective customers' names, addresses, backgrounds, requirements, records of purchases and prices, proposals or agreements between customers and the Company, status of customer accounts or credit, or related information about actual or prospective customers;

(i) computer software of any type or form and in any stage of actual or anticipated development, including but not limited to, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, float charts, coding sheets, and the like), source codes, object code and load modules, programming, program patches and system designs; and

(j) all information which becomes known to Employee as a result of Employee's employment by the Company, which Employee acting reasonably, believes or ought to believe is confidential or proprietary information from its nature and from the circumstances surrounding its disclosure to Employee.

2.3 Exclusions. Confidential Information does not include Employee's general knowledge, skill, or general expertise developed through work experience, or information provided to Employee through general training; or information Employee has a right to disclose as legally protected conduct. Additionally, "Confidential Information" does not include information that the Employee can reasonably demonstrate:

(a) was public knowledge or in the public domain prior to receiving it from the Company, or thereafter becomes public knowledge or in the public domain through no breach of the obligations of confidentiality owed to the Company by Employee pursuant to this Agreement, or is easily ascertainable to the general public;

(b) was known by Employee prior to the disclosure or exposure of such information to Employee by the Company;

(c) was independently developed by Employee without any use of the Company's Confidential Information; or

(d) was received in good faith from a third party who, to the best of the Employee's knowledge, legally held it and transmitted it without breaching an obligation of confidentiality owed to the Company.

Finally, "Confidential Information" does not include any information that an authorized agent of the Company has given Employee written authorization to disclose publicly. Because the confidential nature of information may change over time, the Company encourages Employee to obtain clarification from the Company before disclosing to any third party any Company information that Employee knows was Confidential Information and that Employee believes is no longer Confidential Information.

2.4. Non-Disclosure. Employee, both during his employment and for a period of five (5) years after the termination of his employment irrespective of the time, manner or cause of termination, will:

(a) retain in confidence all of the Confidential Information;

(b) refrain from disclosing to any person including, but not limited to, customers and suppliers of the Company, any of the Confidential Information except for the purpose of carrying out Employee's responsibilities with the Company;

(c) refrain from directly or indirectly using or attempting to use such Confidential Information in any way, except for the purpose of carrying out Employee's responsibilities to the Company; and

(d) not retain any Confidential Information belonging to the Company after the earlier of the date Employee's employment with the Company ends or the Company requests that Employee return the Confidential Information.

Employee shall deliver promptly to the Company, at the termination of Employee's employment (regardless of reason), or at any other time at the Company's request, without retaining any copies, all documents and other materials in Employee's possession relating, directly or indirectly, to any Confidential Information. Additionally, Employee shall provide the Company with all passwords and similar information known to Employee that Employee used in the performance of Employee's duties for the Company. To the extent that Employee was provided with access to the Company's log-in credentials for third-party software during Employee's employment, Employee agrees not to use those credentials or to change those credentials after Employee's employment by the Company ends.

It is understood that, should Employee be subject to subpoena or other legal process to seek the disclosure of any of the Company's Confidential Information, Employee will advise the Company of such process and provide the Company with the necessary information to seek to protect the Confidential Information.

Nothing in this Section 2.4 is intended to or shall be interpreted as limiting the ability of Employee to disclose or discuss, orally or in writing, any alleged discriminatory or unfair employment practice.

2.5. Whistleblower Laws. The foregoing obligations of confidentiality set out in this Article II are subject to applicable whistleblower laws, which protect Employee's right to provide information to governmental and regulatory authorities, including communications with the U.S. Securities and Exchange Commission about possible securities law violations. Notwithstanding any other provision in this Agreement, Employee is not required to seek the Company's permission or notify the Company of any communications made in compliance with applicable whistleblower laws, and the Company will not consider any such communications to violate this Agreement or any other agreement between the Company and the Company or any Company policy by which Employee is bound.

2.6. Defense of Trade Secrets. Pursuant to 18 U.S.C. § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or under comparable process permitted by the applicable court (regardless of nomenclature). Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. For the avoidance of doubt, nothing in this Section 2.6 and nothing in this Agreement is intended to or should be construed as a waiver of attorney-client privilege by the Company.

2.7. Reasonableness. Employee and the Company agree that the restrictions contained in this Article II are reasonable and necessary to protect the Company's confidential business information.

ARTICLE 3
NON-SOLICITATION

3.1. Non-Solicitation. In order for Employee to perform Employee's duties for the Company, the Company will provide Employee with access to the Company's trade secrets, including trade secret information related to its customers. Employee agrees that during the Non-Solicitation Period (defined below), Employee will not, either individually or in partnership or jointly or in conjunction with any other person, entity, or organization, as principal, agent, consultant, contractor, employer, employee, manager, member, or in any other manner:

(a) For the benefit of any person, entity, or organization operating a business which competes with the Company, directly or indirectly solicit business from any customer, client, or business relation ("Client") of the Company, or any prospective Client that the Company actively solicited during Employee's employment or consulting work with the Company and who Employee either (a) had direct contact with on behalf of the Company, or (b) about whom Employee received confidential, proprietary or trade secret information as a result of Employee's employment or consulting work on behalf of the Company;

(b) Directly or indirectly attempt to direct any Client away from the Company or to discontinue or reduce any one or more of their relationships with the Company; or

(c) Directly recruit, offer to hire, entice away, or otherwise hire any person who was an officer, employee, consultant, independent contractor, agent, licensee, supplier, or business relation of the Company, or direct any other person to engage in conduct that would be prohibited if Employee engaged in it, on behalf of any person, entity, or organization other than the Company.

3.2. Non-Solicitation Period. In this Confidentiality and Non-Solicitation Agreement, the term "Non-Solicitation Period" means the period beginning on the Effective Date of this Agreement and continuing for twelve (12) months after the termination of this Agreement (regardless of the reason for the termination).

3.3. Reasonableness. Employee agrees and acknowledges that the restrictions set out in Section 3.1(a), taking into account the definitions set out elsewhere in this Confidentiality and Non-Solicitation Agreement, are reasonable and no broader than necessary to protect the Company's trade secrets.

3.4. Remedies for Breach of Restrictive Covenants. Employee acknowledges that in connection with Employee's employment he or she will receive or will become eligible to receive substantial benefits and compensation. Employee acknowledges that Employee's employment by the Company and all compensation and benefits from such employment will be conferred by the Company upon Employee only because and on the condition of Employee's willingness to commit Employee's best efforts and loyalty to the Company, including protecting the Company's confidential information and abiding by the non-solicitation covenants contained in this Agreement. Employee understands that his obligations set out in Article II and this Article III will not unduly restrict or curtail Employee's legitimate efforts to earn a livelihood following any termination of his employment with the Company. Employee agrees that the restrictions contained in Article II and this Article III are reasonable and valid and all defenses to the strict enforcement of these restrictions by the Company are waived by Employee. Employee further acknowledges that a breach or threatened breach by Employee of any of the provisions contained in Article II or this Article III would cause the Company irreparable harm which could not be adequately compensated in damages alone. Employee further acknowledges that it is essential to the effective enforcement of this Confidentiality and Non-Solicitation Agreement that, in addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, the Company will be entitled to seek and obtain, in a summary manner, from any Court having jurisdiction, interim, interlocutory, and permanent injunctive relief, specific performance and other equitable remedies, without bond or other security being required. In addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, in the event of a breach of any of the covenants or other obligations contained in this Confidentiality or Non-Solicitation Agreement, the Company will be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remuneration or benefits which Employee directly or indirectly has realized or may realize relating to, arising out of, or in connection with any such breach. Should a court of competent jurisdiction declare any of the covenants set forth in Article II or this Article III unenforceable, the court shall be empowered to modify and reform such covenants so as to provide relief reasonably necessary to protect the interests of the Company and Employee and to award injunctive relief, or damages, or both, to which the Company may be entitled. The remedies set out in this Agreement are in addition to other remedies that may be available at law and equity including, without limitation, remedies under the Universal Trade Secrets Act and the Federal Defend Trade Secrets Act.

ARTICLE 4
GENERAL PROVISIONS

4.1. Governing Law. This Confidentiality and Non-Solicitation Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to conflict of laws principles.

4.2. Duty of Loyalty. Nothing in this Confidentiality and Non-Solicitation Agreement is intended to or does limit or alter any duty of loyalty or other fiduciary duty Employee owes to the Company.

4.3. Intended Beneficiary. Employee and the Company expressly agree that EFI, EFRI. and each of EFI's other subsidiary, and affiliated businesses are intended beneficiaries of this Confidentiality and Non-Solicitation Agreement. The intended beneficiaries of this Confidentiality and Non-Solicitation Agreement shall have the right to enforce the terms of this Confidentiality and Non-Solicitation Agreement and to recover damages for breach of this Confidentiality and Non-Solicitation Agreement.

4.4. Assignability. This Confidentiality and Non-Solicitation Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee other than by will or the laws of descent and distribution. This Confidentiality and Non-Solicitation Agreement shall also inure to the benefit of and be binding upon the Company and its successors and assigns.

4.5. Entire Agreement; Amendment. This Confidentiality and Non-Solicitation Agreement constitutes the entire agreement and understanding between Employee and the Company with respect to the subject matter hereof and, except as otherwise expressly provided herein, supersedes any prior agreements or understandings, whether written or oral, with respect to the subject matter hereof, including without limitation all employment, severance or change of control agreements previously entered into between Employee and the Company. Except as may be otherwise provided herein, this Confidentiality and Non-Solicitation Agreement may not be amended or modified except by subsequent written agreement executed by both parties hereto.

4.6. Multiple Counterparts; Electronic Signatures. This Confidentiality and Non-Solicitation Agreement may be executed electronically or in pen-and-ink and in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one Confidentiality and Non-Solicitation Agreement.

4.7. Notices. Any notice provided for in this Confidentiality and Non-Solicitation Agreement shall be deemed delivered upon deposit in the United States mails, registered or certified mail, addressed to the party to whom directed at the addresses set forth below or at such other addresses as may be substituted therefor by notice given hereunder. Notice given by any other means must be in writing and shall be deemed delivered only upon actual receipt.

If to the Company:

c/o Energy Fuels Resources (USA) Inc.

225 Union Blvd., Suite 600

Lakewood, CO 80228

Attention: Chairman of the Board of Energy Fuels Inc.

If to Employee:

Mark S. Chalmers

4.8. Waiver. The waiver of any term or condition of this Confidentiality and Non-Solicitation Agreement, or breach thereof, shall not be deemed to constitute the waiver of the same or any other term or condition of this Confidentiality and Non-Solicitation Agreement, or breach thereof.

4.9. Severability. In the event any provision of this Confidentiality and Non-Solicitation Agreement is found to be unenforceable or invalid, such provision shall be severable from this Confidentiality and Non-Solicitation Agreement and shall not affect the enforceability or validity of any other provision of this Confidentiality and Non-Solicitation Agreement. If any provision of this Confidentiality and Non-Solicitation Agreement is capable of two constructions, one of which would render the provision void and the other that would render the provision valid, then the provision shall have the construction that renders it valid.

4.10. Arbitration of Disputes. Except for disputes and controversies arising under Articles II or III or involving equitable or injunctive relief, any dispute or controversy arising under or in connection with this Agreement shall be conducted in accordance with the Colorado Rules of Civil Procedure and, unless the parties mutually agree on an arbitrator, shall be arbitrated by striking from a list of potential arbitrators provided by the Judicial Arbiter Group in Denver, Colorado. If the parties are unable to agree on an arbitrator, the arbitrator will be selected from a list of seven (7) potential arbitrators provided by the Judicial Arbiter Group in Denver. The Company and Employee will flip a coin to determine who will make the first strike. The parties will then alternate striking from the list until there is one arbitrator remaining, who will be the selected arbitrator. Unless the parties otherwise agree and subject to the availability of the arbitrator, the arbitration will be heard within sixty (60) days following the appointment, and the decision of the arbitrator shall be binding on Employee and the Company and will not be subject to appeal. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

4.11. Company's Maximum Obligations. The compensation set out in the Employment Agreement between the Company and Employee, as may be amended from time-to-time, represents the Company's maximum obligations, and other than as set out therein, Employee will not be entitled to any other compensation, rights or benefits in connection with the obligations set out in this Confidentiality and Non-Competition Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ENERGY FUELS RESOURCES (USA) INC.

By:	/s/ David C. Frydenlund
Name:	David C. Frydenlund
Title:	Executive Vice President
Date:	April 18, 2024

ENERGY FUELS INC.

By:	/s/ J. Birks Bovaird
Name:	J. Birks Bovaird
Title:	Chairman of the Board
Date:	April 18, 2024

EMPLOYEE

By:	/s/ Mark S. Chalmers
Name:	Mark S. Chalmers
Title:	President and Chief Executive Officer
Date:	April 18, 2024